UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REAL INDUSTRY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATED APRIL 20, 2016

15301 Ventura Boulevard Suite 400

Sherman Oaks, California 91403

Dear Stockholder:

On behalf of the Board of Directors and senior management of Real Industry, Inc. (“we” or the “Company”), you are cordially invited to attend the 2016 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at the new headquarter offices of our subsidiary Real Alloy, located at 3700 Park East Drive, Beachwood, Ohio 44122, on May 19, 2016, beginning at 10:00 a.m. Eastern Time. The accompanying Notice of Annual Meeting of Stockholders and proxy statement are designed to answer your questions and provide you with important information regarding our Board of Directors and senior management, and provide you with information about the items of business that will be acted upon at the Annual Meeting.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors strongly recommends that you vote (i) “FOR” each of the director nominees specified under Proposal 1; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 under Proposal 2; and (iii) “FOR” the approval of, on an advisory basis, the compensation of our named executive officers under Proposal 3. All of these proposals will be listed in the proxy card included with the enclosed proxy statement that you receive for the Annual Meeting.

Last year, ISS Proxy Advisory Services suggested to our institutional stockholders that our Rights Plan, which is in place to protect our valuable net operating loss tax carryforwards (“NOLs”), had not been approved by our stockholders. We identified that our Rights Plan was being assumed as part of the Delaware Reincorporation that our stockholders approved in early 2014. The Rights Plan expires during the third quarter of 2017. Next year, our Board of Directors will evaluate whether the Rights Plan should be extended, a new agreement be negotiated, or a different approach used to protect our NOLs, and then propose a recommendation for your vote.

We encourage you to attend the Annual Meeting in person if it is convenient for you to do so. If you are unable to attend, it is important your shares be represented and voted at the Annual Meeting. We urge you to read the enclosed proxy statement and then sign, date and return the enclosed proxy card (or follow the instructions in the enclosed proxy card to vote by telephone or via the Internet) at your earliest convenience.

If you need assistance voting, please contact our proxy solicitor, Morrow & Co., LLC, (“Morrow”), by calling 800-662-5200. Banks and brokerage firms should call Morrow at 203-658-9400.

On behalf of the Board of Directors, we look forward to greeting in person as many of our stockholders as possible.

Sincerely,

/s/ Craig T. Bouchard

Craig T. Bouchard

Chairman of the Board and Chief Executive Officer

April 20, 2016

15301 Ventura Boulevard Suite 400

Sherman Oaks, California 91403

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2016

The 2016 Annual Meeting of Stockholders of Real Industry, Inc. (the “Annual Meeting”), a Delaware corporation (“Real Industry” or the “Company”), will be held at the new headquarter offices of our subsidiary Real Alloy, located at 3700 Park East Drive, Beachwood, Ohio 44122, on May 19, 2016, beginning at 10:00 a.m. Eastern Time, for the following purposes:

1.

To elect the following seven directors to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until a successor has been qualified and elected: Craig T. Bouchard, Peter C.B. Bynoe, Patrick Deconinck, William Hall, Patrick E. Lamb, Raj Maheshwari and Philip G. Tinkler;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	To approve, by advisory vote, the compensation of our named executive officers, as described in the proxy statement accompanying this notice; and
4.	To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the director nominees; “FOR” the ratification of the selection of our independent registered public accounting firm; and “FOR” the approval, by advisory vote, of the compensation of our named executive officers.

Only stockholders of record at the close of business on April 20, 2016 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Please vote in one of the following ways:

•

Vote by Telephone: You can vote your shares by telephone by calling the toll-free number indicated on your proxy card on a touch-tone telephone 24 hours a day. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

•

Vote by Internet: You can also vote via the Internet by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote via the Internet.

•

Vote by Mail: If you choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, you are urged to read the enclosed proxy statement and then vote your proxy card promptly by telephone, via the Internet, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you are the beneficial owner, or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker, or other nominee to direct them to vote your shares on your behalf.

If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. However, in order to vote your shares in person at the Annual Meeting, you must be a stockholder of record on the Record Date or hold a legal proxy from your bank, broker or other holder of record permitting you to vote at the Annual Meeting.

If you have any questions or need assistance in voting your shares of Real Industry common stock, please contact our proxy solicitor Morrow & Co., LLC (“Morrow”) by calling 800-662-5200. Banks and brokerage firms should call Morrow at 203-658-9400.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2016

The proxy statement, the proxy card and related proxy materials for this Annual Meeting and Real Industry’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 can be obtained free of charge at the Company’s website at  www.realindustryinc.com, or at the Securities and Exchange Commission’s website at https://www.sec.gov.

Only the latest validly executed proxy that you submit will be counted. To obtain directions to the Annual Meeting, contact Morrow at 800-662-5200.

By Order of the Board of Directors,

/s/ Kyle Ross

Kyle Ross

Corporate Secretary

Sherman Oaks, California

April 20, 2016

REAL INDUSTRY, INC.

15301 Ventura Boulevard Suite 400

Sherman Oaks, California 91403

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors is soliciting proxies to be voted at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) on May 19, 2016, at 10:00 a.m. Eastern Time, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders on or about April 21, 2016.

As used in this proxy statement, the terms “Real Industry,” “Company,” “we,” “us” and “our” refer to Real Industry, Inc., a Delaware corporation, and the terms “Board of Directors” and the “Board” refer to the Board of Directors of Real Industry.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials from Real Industry?

The Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting, which will be held on May 19, 2016, at 10:00 a.m. Eastern Time, at the offices of Real Alloy, 3700 Park East Drive, Beachwood, Ohio 44122. We made these materials available to stockholders beginning on or about April 20, 2016 on the Securities and Exchange Commission’s (“SEC” or the “Commission”) website, https://www.sec.gov, and the Company’s website, www.realindustryinc.com. We will begin mailing the proxy statement and the proxies solicited hereby to stockholders beginning on or about April 21, 2016. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement using the instructions on the proxy card.

Who is entitled to vote?

Stockholders who own shares of our common stock of record or beneficially at the close of business on April 20, 2016 (the “Record Date”) are entitled to vote on matters that come before the Annual Meeting. As of the Record Date, we had 29,253,422 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

What is included in these proxy materials?

These materials include:

•	The Notice;
•	This proxy statement; and
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which includes our audited consolidated financial statements.

If you were mailed a full set of proxy materials or requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What am I voting on at the Annual Meeting?

Stockholders will be voting on the following proposals at the Annual Meeting:

•

Proposal 1—the election of the following seven directors to serve until the next annual meeting of stockholders or until their successors have been qualified and elected: Craig T. Bouchard, Peter C.B. Bynoe, Patrick Deconinck, William Hall, Patrick E. Lamb, Raj Maheshwari and Philip G. Tinkler;

•	Proposal 2—the ratification of the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
•	Proposal 3—the approval, by advisory vote, of the compensation of our named executive officers as described in this proxy statement.

We may also transact such other business as may properly come before the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

The presence of the owners of a majority of the shares eligible to vote at the Annual Meeting is required in order to hold the Annual Meeting and conduct business. Presence may be in person or by proxy. You will be considered part of the quorum if you voted by telephone, via the Internet or by properly submitting a proxy card or voting instruction form by mail, or if you are present and vote at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), at the Annual Meeting, both the shares associated with withheld votes, abstentions and broker non-votes will be counted as present and entitled to vote and therefore, will count for purposes of determining whether a quorum is present at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote your shares (i) “FOR” each of the director nominees specified under Proposal 1; (ii) “FOR” the ratification of the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2016 under Proposal 2; and (iii) “FOR” approval, by advisory vote, of the compensation of our named executive officers under Proposal 3.

How do I vote for the Board’s recommended nominees and the various other proposals?

Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Please vote in one of the following ways:

•

Vote by Telephone: You can vote your shares by telephone by calling the toll-free number indicated on your proxy card on a touch-tone telephone 24 hours a day. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

•

Vote by Internet: You can also vote via the Internet by following the instructions on your proxy card. The website address for Internet voting is indicated on your proxy card. Internet voting is available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote via the Internet.

•

Vote by Mail: If you choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to promptly vote your proxy “FOR” each of the Board’s nominees and the other proposals recommended by the Board by telephone, via the Internet, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope. If you vote your proxy by telephone, via the Internet, or submit your executed proxy card by mail, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this proxy statement.

What if I hold my shares in “street name”?

If you hold your shares in “street name,” through a bank, broker, nominee or other holder of record (i.e., a “custodian”), your custodian is considered the stockholder of record for purposes of voting at the Annual Meeting. Your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian is permitted to vote your shares with respect to “routine” matters.  The “routine” matters at the Annual Meeting are the ratification of the appointment of E&Y as our independent registered public accounting firm under Proposal 2. However, if you do not give instructions to your custodian, your custodian will NOT be permitted to vote your shares with respect to “non-routine” matters. Proposals 1 and 3 at the Annual Meeting are considered non-routine matters. Accordingly, if you do not give your custodian specific instructions on Proposals 1 or 3, then your shares will be treated as “broker non-votes” and will not be voted on the proposal(s) for which you did not provide instructions. When the vote is tabulated for any particular matter, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we urge you to promptly give instructions to your custodian to vote “FOR” each of the Board’s director nominees in Proposal 1, and “FOR” Proposals 2 and 3 by using the voting instruction card provided to you by your custodian. You will be given the option of voting by telephone, via the Internet, by mail or in person. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a legal proxy from your custodian at the Annual Meeting.

What is required to approve each proposal?

•

Proposal 1: Directors are elected by a plurality of votes cast at the Annual Meeting. Therefore, the seven nominees who receive the most votes will be elected. Any shares not voted (whether by withheld vote, broker non-vote or otherwise) are not counted in determining the outcome of the election of directors. Stockholders may not cumulate votes.

•

Proposal 2: The ratification of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2016 will be approved if the votes cast favoring the proposal exceed the votes cast opposing it. Any shares not voted (whether by abstention or otherwise) are not counted in determining the outcome of this proposal. The proposed amendment is a “routine” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

•

Proposal 3: The compensation of our named executive officers will be approved, by advisory vote, if the votes cast favoring the proposal exceeds the votes cast opposing it. Any shares not voted (whether by abstention, broker non-vote or otherwise) are not counted in determining the outcome of this proposal. However, because this vote is advisory, the outcome of this vote will not be binding on the Board. The Board will review and consider the voting results of this Proposal 3 in making future decisions regarding the compensation of the Company’s named executive officers.

Other Matters: Approval of any unscheduled matter, such as a matter incident to the conduct of the Annual Meeting, would require the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) are not counted in determining the outcome of the vote.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised at the Annual Meeting in one of four ways:

•	vote again by telephone or via the Internet;
•	complete, sign, date and return the enclosed proxy card with a later date before the Annual Meeting;
•	vote in person at the Annual Meeting; or
•	notify the Corporate Secretary, Kyle Ross, in writing before the Annual Meeting, with a date later than your submitted proxy, that you are revoking your proxy.

Only the latest validly executed proxy that you submit will be counted.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. In addition, if you are a stockholder of record (owning shares of common stock in your own name), prior to your being admitted to the Annual Meeting, your name will be verified against a list of registered stockholders on the Record Date. If you are not a stockholder of record but hold shares through a bank, broker or nominee (in “street name”), you must provide proof of beneficial ownership on the Record Date, such as a recent account statement or a copy of the voting instruction card provided by your bank, broker or nominee. Both record and beneficial stockholders should bring photo identification for entrance to the Annual Meeting.

Why did I receive only one set of proxy materials although there are multiple stockholders at my address?

If one address is shared by two or more stockholders, companies and intermediaries (such as brokers) are permitted to use a delivery practice called “householding,” pursuant to which only one set of proxy materials is sent to that address but a separate proxy card is included for each stockholder. This reduces printing and postage costs. Once you have received notice from the Company or your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you provide contrary instructions. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. The address and telephone number of the Company is: ATTN: Corporate Secretary, Real Industry, Inc., 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403, (805) 435-1255. If you are a beneficial owner of shares held in “street name,” you can request or cancel “householding” by contacting your bank, broker, or nominee.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K after the Annual Meeting.

What is the deadline for submitting proposals for next year’s annual meeting or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future stockholder meetings only if you comply with the requirements of the proxy rules established by the SEC and our Third Amended and Restated Bylaws.

Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for the 2017 annual meeting of stockholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received at our principal executive offices no later than the close of business on December 22, 2016, which is 120 calendar days prior to the anniversary of this year’s proxy mailing date. A stockholder who wishes to submit a proposal under Rule 14a-8 must qualify as an “eligible” stockholder and meet other requirements of the SEC.

Pursuant to the Company’s Third Amended and Restated Bylaws, if a stockholder wishes to submit a proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate an individual for election to the Board, the stockholder must provide timely notice to the Company. To be timely, the stockholder proposal or nomination must be mailed and received by, or delivered to, the Corporate Secretary of the Company not later than February 18, 2017 or, if the date of the 2017 annual meeting of stockholders is more than 30 days earlier or later than May 19, 2017, then not later than ten days following the date that notice of the 2017 annual meeting of stockholders is first given. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal as described in the Third Amended and Restated Bylaws. A copy of the Third Amended and Restated Bylaws may be obtained from the Corporate Secretary by written request, and also is available on our corporate website at www.realindustryinc.com.

Nominations for director candidates for consideration by the Board’s Nominating and Governance Committee should include the information specified in our Third Amended and Restated Bylaws, which includes, among other matters, as to each person whom the stockholder proposes to nominate: (A) the name, age, business address and residence address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person; and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Stockholder proposals and nominations must be in writing and should be directed to our Corporate Secretary at our principal executive offices: Real Industry, Inc., 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403.

How may I communicate with the Board of Directors or the independent directors on the Board?

You may contact any member of the Board of Directors by writing to the member c/o Real Industry, Inc., 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403. Board members may also be contacted via email through investor relations at investor.relations@realindustryinc.com. Each communication should specify the applicable director or directors to be contacted as well as the general topic of the communication. Our Corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and forwarding such communications to the intended recipients where appropriate. We generally will not forward to the directors a stockholder communication that is determined to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about Real Industry. Concerns about accounting or auditing matters or communications intended for independent directors should be sent to the attention of the Chair of the Audit Committee at investor.relations@realindustryinc.com. Our directors may at any time review a log of all correspondence received by Real Industry that is addressed to the independent members of the Board and request copies of any such correspondence.

Whom do I contact with additional questions?

We have retained Morrow & Co., LLC to act as proxy solicitor. If you have additional questions or need assistance voting your shares of common stock, you should contact them at:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Stockholders Call Toll-Free: 800-662-5200

Banks and Brokerage Firms, Please Call: 203-658-9400

PROPOSAL 1: ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting. All directors are elected annually and hold office until the next annual meeting of stockholders, and until their successors are duly qualified and elected, or until their earlier death, resignation or removal.

The Nominating and Governance Committee has recommended and our Board of Directors has selected, qualified and approved the following persons as nominees for election at the Annual Meeting, each of whom currently serves on the Board and was elected by the Company’s stockholders at the last annual meeting: Craig T. Bouchard, Peter C.B. Bynoe, Patrick Deconinck, William Hall, Patrick E. Lamb, Raj Maheshwari and Philip G. Tinkler. Each nominee for election has consented to be nominated, named as a nominee in this proxy statement and to serve if elected, and we do not know of any reason why any nominee would be unable to serve as a director.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate. The proxies solicited by this proxy statement may not be voted for more than seven nominees.

The Board recommends that you use the enclosed proxy card (or follow the directions set forth in the proxy card to vote by telephone or via the Internet) to vote “FOR” each of the Board’s seven director nominees.

Background Information on Director Nominees

Set forth below is certain information, as of April 15, 2016, regarding each director nominee, including information regarding the experience, qualifications, attributes or skills of each nominee and a statement of why the Board determined that the person should serve on the Board.

Craig T. Bouchard (Age 62): Mr. Bouchard has served as the Chairman of the Board and Chief Executive Officer of Real Industry since June 2013, and is a member of our Operations and Six Sigma/Lean Committee (the “Operations Committee”). Mr. Bouchard is a New York Times Best Selling Author, co-authoring a book on corporate management, “The Caterpillar Way: Lessons in Leadership, Growth and Stockholder Value,” Copyright 2013, (McGraw Hill, November 2013). In 2010, Mr. Bouchard founded Shale-Inland, a leading master distributor of stainless steel pipe, valves and fittings, and stamped and fabricated parts to the United States energy industry. Mr. Bouchard served as the Chief Executive Officer and later as the Chairman of the Board of Shale-Inland through 2012. Before founding Shale-Inland, Mr. Bouchard co-founded and was the President and Vice Chairman of the Board of the steel company Esmark, Inc. (“Esmark”) in 2004. Esmark was one of the highest appreciating stocks on either the NASDAQ or New York Stock Exchange in 2008. From 1998 to 2003, Mr. Bouchard was the President and Chief Executive Officer of New York based NumeriX, a risk management software company commanding a leading market share on Wall Street. Mr. Bouchard was formerly the Global Head of Derivatives Trading at the First National Bank of Chicago. Mr. Bouchard is currently a member of the Leadership Board of the Department of Athletics at Duke University. Mr. Bouchard holds United States Patent No. 4,212,168, Power Producing Dry-Type Cooling Systems. Mr. Bouchard holds a Bachelor of Arts degree from Illinois State University, a Master of Economics degree from Illinois State University, and a Master of Business Administration degree from the University of Chicago.

The Board will benefit from Mr. Bouchard’s significant executive experience in a variety of industries, particularly metals; as well as skills in risk management, strategic planning, raising capital, financial engineering; his distinctive record of business successes; and considerable experience in growing his companies both organically and through accretive acquisitions.

Peter C.B. Bynoe (Age 65): Mr. Bynoe has served as a director of Real Industry since July 2013, and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Bynoe is currently a Managing Director of Equity Group Investments, a private equity firm based in Chicago, Illinois, where he has served since October 2014. From September 2013 to October 2014, Mr. Bynoe served as the Chief Executive Officer of Rewards Network, Inc., a provider of credit card loyalty and rewards programs. Prior to Rewards Network, Mr. Bynoe served, since February 2009, as a partner and Chief Operating Officer of Loop Capital LLC, a full-service investment banking firm based in Chicago. He joined Loop Capital as a Managing Director in February 2008. As Chief Operating Officer, Mr. Bynoe oversaw the firm’s mergers and acquisitions practice in the utility and power sector. Mr. Bynoe also currently serves as a Senior Counsel in the Chicago office of the international law firm DLA Piper US LLP. From March 1995 until December 2007, Mr. Bynoe was a senior Partner at DLA Piper US LLP and served on its Executive Committee. Mr. Bynoe has also been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Since 2004, Mr. Bynoe has been a director of Covanta Holding Corporation (“Covanta”) (NYSE: CVA), an internationally recognized owner of energy-from-waste and power generation projects. Since 2007, Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation) (NASDAQ: FTR), a telephone, television and internet service provider, and was formerly a director of Rewards Network Inc. from 2003 to May 2008. Mr. Bynoe served as the Executive Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and State of Illinois created to develop the new Comiskey Park for the Chicago White Sox and was Managing General Partner of the National Basketball Association’s Denver Nuggets. Mr. Bynoe also served as a consultant to the Atlanta Fulton County Recreation Authority and the Atlanta Committee to Organize the Olympic Games in preparation for the 1996 Summer Olympic Games. Mr. Bynoe holds Juris Doctor, Master of Business Administration and Bachelor of Arts degrees from Harvard University and is a member of the Illinois Bar and a registered real estate broker.

The Board will benefit from Mr. Bynoe’s extensive legal and financial expertise, his background in infrastructure projects, his public sector service and his extensive knowledge of public policy issues. Mr. Bynoe’s service as a board member for other public and private companies will also enable him to provide valuable insight and perspective on governance matters, mergers and acquisitions activity and the utilization of net operating loss carryforwards, a strategy effectively implemented by Covanta during the period that Mr. Bynoe served on the Covanta Board of Directors.

Patrick Deconinck (Age 62): Mr. Deconinck has served as a director of Real Industry since May 2015, and currently serves as the Chairman of the Operations Committee, and as a member of the Compensation Committee. Mr. Deconinck served as Senior Vice President-West Europe for 3M Company (“3M”) from 2011 to 2015, with overall responsibility for 3M’s West Europe business. 3M’s West Europe business accounted for approximately 20% of 3M’s total revenues and Mr. Deconinck oversaw approximately 16,000 employees in 16 countries. During this period, Mr. Deconinck orchestrated the restructuring of 3M’s European supply chain organization. From 2005 to 2011, Mr. Deconinck was Vice President and General Manager of 3M’s Industrial Adhesives & Tapes Division where he provided global leadership for 3M’s largest operating unit. Mr. Deconinck retired in February 2015 after providing more than 38 years of service with 3M. Mr. Deconinck holds an Acceptance degree in Applied Sciences from Catholic University of Leuven (Belgium) and is fluent in English, Flemish, French and German.

The Board will benefit from Mr. Deconinck’s global executive experience, including leadership positions in the United States and Europe, and responsibility for global profitability. Mr. Deconinck has a record of setting strategic direction and driving operational execution to deliver quarterly and annual targets, including growth through organic innovation, mergers and acquisitions integration, and Lean Six Sigma driven operational excellence.

William Hall (Age 72): Mr. Hall has served as a director of Real Industry since May 2015, and currently serves on both the Operations Committee and Compensation Committee. Mr. Hall has served as the General Partner of Procyon Advisors LLP, a Chicago-based private equity firm providing consulting and growth capital for healthcare services companies, since 2006 following the sale of Procyon Technologies, Inc. (“Procyon Technologies”). Mr. Hall has over thirty years of senior operating executive experience at Procyon Technologies (aerospace actuation components), Eagle Industries (capital goods), Fruit of the Loom (consumer goods) (NYSE: FOL), Cummins Inc. (industrial power equipment) (NYSE:CMI), and Falcon Building Products, Inc. (specialty building products) (NYSE: FBP) where Mr. Hall, as Chief Executive officer, completed an initial public offering and later completed a leveraged buyout to take the company private.

Mr. Hall is currently a member of the board of directors of Stericycle, Inc. (NASDAQ: SRCL) and serves as the Chairman of its Compensation Committee and formerly served as a member of its Audit Committee. From 2002 to April 2016, Mr. Hall served as a member of the board of directors of W. W. Grainger, Inc. (NYSE: GWW), serving, most recently, on both its Audit Committee as a financial expert, and its Governance Committee. Mr. Hall has previously served as a member of the board of directors of Actuant Corporation (NYSE: ATU), serving on both its Audit and Governance Committees. Mr. Hall has also previously been a member of the board of directors of A. M. Castle (NYSE: CAS) where he served as the chairman of its Governance Committee and a member of its Audit and Compensation Committees.

Mr. Hall volunteers as an Adjunct Professor at the University of Michigan, where he has developed and taught graduate and undergraduate courses in entrepreneurial leadership of the College of Engineering and the Ross School of Business. Mr. Hall also serves as a member of the Executive Committee at the Rush University Medical Center in Chicago and as an advisory board member at the Depression Center, the Zell Lurie Institute and the Center for Entrepreneurial Leadership at the University of Michigan. During the 1970’s, Mr. Hall served as a professor at the University of Michigan, the European Institute of Business Administration and the Harvard Business School. Mr. Hall holds degrees in aeronautical engineering (B.S.E.), mathematical statistics (M.S.) and business administration (M.B.A. and Ph.D.), all from the University of Michigan. Go Blue!

The Board will benefit from Mr. Hall’s extensive operational management, broad industrial background and financial expertise. Mr. Hall’s service as a board member for other public and private companies will also enable him to provide valuable insight and perspective on governance matters, mergers and acquisitions activity and global business initiatives.

Patrick E. Lamb (Age 56): Mr. Lamb has served as a director of Real Industry since April 2011, and currently serves as the Chairman of the Audit Committee, and a member of both the Nominating and Governance Committee and the Operations Committee. Mr. Lamb has over twenty years of chief financial officer experience in various public, public subsidiary and private entities, specifically in the financial services industry, including banking, commercial finance, commercial and residential real estate, debt and equity capital markets, and insurance. He also has experience in mergers, divestitures and acquisitions, financing and securitization structures and public accounting, as well as marketing and information technology. Most recently, Mr. Lamb served as the Chief Financial Officer for the Los Angeles Clippers of the National Basketball Association from July 2007 until January 2015. From 2004 to July 2007, Mr. Lamb served as the Senior Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer of Fremont General Corporation (“Fremont”). Prior to that, Mr. Lamb served as Vice President-Finance for Fremont and as the Chief Financial Officer of Fremont Financial Corporation, a subsidiary of Fremont. Before joining Fremont, Mr. Lamb worked at Ernst & Whinney (now Ernst & Young), serving primarily the financial services industries in various audit and consulting engagements. Mr. Lamb holds Bachelor of Science and Master in Accountancy degrees from the Marriott School of Management at Brigham Young University. Mr. Lamb also serves on two advisory boards for the Marriott School of Management at Brigham Young University and is also involved in various community and educational organizations.

The Board will benefit from Mr. Lamb’s considerable experience as a chief financial officer for over twenty years as well as his valuable insight into management on a multitude of strategic, governance, regulatory, compliance, public policy and operating issues.

Raj Maheshwari (Age 53): Mr. Maheshwari has served as a director of Real Industry since July 2013, and currently serves as a member of both the Audit Committee and the Nominating and Governance Committee. Since 2005, Mr. Maheshwari has been Managing Director of Charlestown Capital Advisors, LLC, a private merchant banking company specializing in financial advisory/merchant banking services (including mergers and acquisitions advisory) to public and private market emerging companies. In particular, Charlestown Capital assisted in Shale-Inland’s acquisitions of Main Steel in 2011 and HDSupply IPVF in 2012. In 2011, Charlestown Capital led the successful reorganization of Meruelo Maddux Properties (subsequently renamed EVOQ Properties), a commercial real estate company based in Los Angeles under Chapter 11 of the U.S. Bankruptcy Code. Charlestown Capital has been a mergers and acquisitions advisor to Esmark, Inc., a steel company that was sold to OAO Severstal of Russia in 2008 for $1.3 billion and has also advised Akela Pharmaceuticals, LTS Lohmann, Artevea Digital, among other emerging companies, in their mergers and acquisitions activities. From 1999 to 2005, Mr. Maheshwari was a Portfolio Manager and Managing Director at Weiss Peck and Greer Investments and its successor parent company Robeco Investment Management. From 1996 to 1999, Mr. Maheshwari was a Vice President of Research at Robert Fleming, Inc., where he helped run a $250 million (approximately) equity arbitrage portfolio. Mr. Maheshwari holds a Bachelor of Science degree in Mathematics and Computer Sciences from the State University of New York at Albany and a Master of Business Administration degree from New York University.

The Board will benefit from Mr. Maheshwari’s considerable investing experience, as well as expertise in identifying and closing value enhancing strategic transactions and in reviewing financial statements and capital allocation.

Philip G. Tinkler (Age 51): Mr. Tinkler has served as a director of Real Industry since August 2012, and currently serves as the Lead Independent Director, Chairman of the Nominating and Governance Committee, and as a member of the Audit Committee. Mr. Tinkler is the Chief Operating Officer and Chief Financial Officer at Equity Group Investments (“EGI”) and has served in various leadership capacities for EGI and its affiliates since 1990. He has been the firm’s Chief Financial Officer since 2002, and the Chief Operating Officer since 2006. In his role at EGI, he works closely with the investment team on structuring transactions, due diligence, bank financings, and securities offerings. Since 2009, he has also been Chief Financial Officer for Chai Trust Company, LLC, an Illinois registered trust company that is trustee for many of the Zell family trusts. Mr. Tinkler oversees EGI’s financial services group, which houses EGI’s accounting, treasury, and tax functions. He also serves as Chief Operating Officer, managing EGI’s human resources, administration and facilities functions. From 2003 to 2004, Mr. Tinkler worked at the company that is known today as Covanta Holding Corporation (NYSE: CVA), an internationally recognized owner/operator of energy-from-waste and power generation projects. During his tenure there, Mr. Tinkler served as Chief Financial Officer while the company’s predecessor, Danielson Holding Corporation, a company with significant net operating loss carryforwards, acquired Covanta, emerged from bankruptcy proceedings, and successfully integrated the businesses. He also served on the board of directors of Covanta’s wholly-owned, legacy insurance subsidiaries. Earlier in his career, Mr. Tinkler served as the Chief Executive Officer and Chief Financial Officer at First Capital Financial, L.L.C. and as the Managing General Partner of the First Capital real estate funds. He began his career at Ernst & Young, LLP. Mr. Tinkler holds a Bachelor of Science degree from Northern Illinois University and a Master of Science degree in Taxation from DePaul University.

The Board will benefit from Mr. Tinkler’s significant broad financial, tax and acquisition experience, including structuring, diligence, bank financings, and securities offerings, as well as his success with working with other companies to optimize the utilization of their net operating loss carryforwards.

Director Nominee Qualifications and Attributes

The following table identifies the areas of expertise, experience, qualifications, skills or attributes that the Nominating and Governance Committee of the Board reviews for each potential director nominee. Further, the table below provides the Board’s assessment of the qualifications of each of the current Board members, which led to the Board’s conclusion that such director should be named as a nominee. This information supplements the biographical information provided above.

Experience, Qualification, Skill, or Attribute	Bouchard	Bynoe	Deconinck	Hall	Lamb	Maheshwari	Tinkler
Professional standing in chosen field	X	X	X	X	X	X	X
Mergers and acquisitions	X	X	X	X	X	X	X
Audit Committee financial expert (actual or potential)				X	X		X
Public company experience (current or past)	X	X	X	X	X	X	X
Leadership and team building skills	X	X	X	X	X	X	X
Specific skills/knowledge:
Finance	X	X	X	X	X	X	X
Income taxes	X				X		X
Operations	X	X	X	X	X		X
Integration of acquisitions	X		X	X	X	X	X
Public affairs	X	X		X	X		X
Human resources	X	X	X	X	X	X	X
Governance	X	X	X	X	X	X	X
Stockholder	X	X	X	X	X	X	X

Vote Required

The seven candidates receiving the highest number of affirmative votes will be elected as our directors. Shares associated with withhold votes and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal, assuming the quorum requirements for the Annual Meeting have been met. Unless instructions to the contrary are specified, the proxy holders will vote the proxies received by them “FOR” the nominees listed above.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFY THE SELECTION OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent auditor for the year ended December 31, 2015 was E&Y, an independent registered public accounting firm. The Audit Committee and the Board have selected E&Y as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2016. The Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate governance.

On March 16, 2015, the Audit Committee approved the appointment of E&Y as the Company’s new independent registered public accounting firm to perform audit services for the Company for the fiscal year ending December 31, 2015, replacing Squar Milner, LLP (“Squar Milner”). As previously disclosed in the Company’s Current Report on Form 8-K on March 19, 2015, there were no “disagreements” (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Squar Milner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Squar Milner would have caused Squar Milner to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2013.

In the event that the stockholders fail to ratify the appointment of E&Y, the Audit Committee will reconsider its selection of audit firms, but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company’s stockholders.

A representative of E&Y is expected to attend the Annual Meeting, and that representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Please see “Audit Information” for a discussion of the fees paid by the Company to E&Y and Squar Milner, for the fiscal years ended December 31, 2015 and 2014.

Vote Required

This proposal will be approved if the votes cast for the proposal exceed the votes cast against it. Shares associated with abstentions will not be counted as votes cast and, therefore, will not have an effect on this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal, assuming the quorum requirements for the Annual Meeting have been met. Unless instructions to the contrary are specified, the proxy holders will vote the proxies received by them “FOR” this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL 3: ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Commonly known as a “say-on-pay” vote, this proposal gives our stockholders the opportunity to express their views on our executive compensation policies and programs and the compensation paid to the named executive officers.

The Company’s current policy, upon the recommendation of our stockholders, is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the named executive officers each year at the annual meeting of stockholders. Therefore, it is expected that the next such vote will occur at the 2017 annual meeting of stockholders.

In the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, we describe how the Company, the Compensation Committee and the Board view basic compensation, bonus, equity opportunities and goals of our named executive officers. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by approving the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and accompanying narrative disclosure.”

The Board of Directors recommends a vote “FOR” approval of the advisory resolution because it believes that the Company’s executive compensation policies and practices are effective in achieving the Company’s goals of rewarding sustained financial and operating performance, aligning the executives’ interests with those of the stockholders, and attracting, retaining, motivating and rewarding highly talented executives. We strongly encourage stockholders to read “Executive Compensation and Other Information,” “Compensation Committee,” and the CD&A section in this proxy statement, including the tabular and narrative disclosures regarding executive compensation, for details about our executive compensation policies and programs and information about the 2015 compensation of our named executive officers.

The vote on this proposal is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results in future decisions regarding executive compensation.

Vote Required

This proposal will be approved if the votes cast for the proposal exceed the votes cast against it. Shares associated with abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal, assuming the quorum requirements for the Annual Meeting have been met. Unless instructions to the contrary are specified, the proxy holders will vote the proxies received by them “FOR” this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Based on information supplied to it by the directors in March 2016, the Board determined that each of Messrs. Bynoe, Deconinck, Hall, Lamb, Maheshwari and Tinkler were “independent” under the rules of the NASDAQ Stock Market. The Board made such determinations based on the fact that such directors have not had, and currently do not have, any material relationship with the Company or its affiliates or any executive officer of the Company or their affiliates that would impair their independence, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship. In addition, the Board considered any business relationships that the directors may have outside of the Company, including those described herein, and determined that such relationships would not impair their independence.

Meetings and Committees of the Board

At the beginning of 2015, the Board of Directors had three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.  In May 2015, the Board of Directors, at the recommendation of the Nominating and Governance Committee created the Operations Committee.

During 2015, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors — 23; Audit Committee — 13; Compensation Committee — 7; Nominating and Governance Committee — 8; and Operations Committee — 2. During 2015, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committees of the Board held while such director was serving on the Board or such committee. Each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Operations Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the “Governance” page of our corporate website at www.realindustryinc.com or a copy may be obtained without charge upon request by writing to the following address: Corporate Secretary, Real Industry, Inc., 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403.

Audit Committee

The current members of the Audit Committee are Messrs. Lamb (Chairman), Bynoe, Maheshwari, and Tinkler.  Each of Messrs. Lamb, Bynoe, Maheshwari and Tinkler is “independent” under the rules of the NASDAQ Stock Market and Rule 10A-3 under the Exchange Act. The Board determined that each of Messrs. Lamb and Tinkler satisfies the criteria for classification as an “audit committee financial expert” as set forth in the applicable rules of the Commission.

The Audit Committee assists the Board in monitoring: (a) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes; (b) the qualifications and independence of the Company’s independent registered public accounting firm; (c) the engagement and performance of the Company’s independent registered public accounting firm; (d) the Company’s systems of disclosure controls and procedures, internal control over financial reporting, risk management activities and compliance with ethical standards adopted by the Company; and (e) the Company’s compliance with legal and regulatory requirements. The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, and makes decisions regarding the selection, retention and, where appropriate, the replacement of, the Company’s independent registered public accounting firm.  As noted in Proposal 2 of this Annual Meeting, on March 16, 2015, the Audit Committee recommended and the Board approved the replacement of Squar Milner with E&Y as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.  The Audit Committee also reviews with management and the Company’s independent registered public accounting firm the Company’s interim and annual consolidated financial statements and internal control over financial reporting and discusses with management and the Company’s independent registered public accounting firm any significant accounting, internal control or reporting issues and conformance of the Company’s consolidated financial statements with applicable accounting and regulatory requirements. The Audit Committee is responsible for recommending to the Board of Directors whether the Company’s audited consolidated financial statements should be included in the Company’s annual report on Form 10-K and is responsible for the oversight of the creation and implementation of corporate risk policies and procedures.

In 2015 and through March 11, 2016, the Audit Committee met with management and the Company’s registered independent public accounting firms, Squar Milner and E&Y, to make inquiries regarding the manner in which the responsibilities of each were being discharged and to report their findings to the Board. The Audit Committee also met separately with Squar Milner and E&Y, without management present. The Audit Committee was primarily concerned with the integrity of the Company’s consolidated financial statements, compliance with legal and regulatory requirements and the independence and performance of Squar Milner and E&Y.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Tinkler (Chairman), Maheshwari and Lamb. The Board determined that all members of the Nominating and Governance Committee were “independent” under the rules of the NASDAQ Stock Market and were “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act.

The Nominating and Governance Committee assists the Board in: (a) identifying individuals qualified to become members of the Board and its committees, and recommends individuals to the Board for nomination as members of the Board and its committees; (b) evaluating and recommending to the Board the composition and compensation of the Board and its committees; and (c) developing and recommending to the Board a set of corporate governance principles applicable to the Company. The Nominating and Governance Committee also oversees the evaluation process of the Board and management.

The Nominating and Governance Committee will consider all qualified director candidates identified by members of the Nominating and Governance Committee, by senior management and, as described below, by stockholders. However, the Nominating and Governance Committee has not, at this time, put in place a formal policy with regard to procedures to identify such candidates. The Board believes that it is appropriate for the Company not to have a specific policy because stockholders are always free to submit recommendations for Board candidates, simply by following the procedures described below.

In nominating candidates, the Nominating and Governance Committee takes into consideration such factors as a candidate’s experience with businesses and other organizations of comparable size, their judgment, skill, diversity, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The minimum qualifications and attributes that the Nominating and Governance Committee will consider necessary for a director nominee include: the ability to apply good business judgment, the ability to exercise his or her duties of loyalty and care, proven leadership skills, diversity of experience, high integrity and ethics, the ability to understand principles of business and finance and familiarity with issues affecting the Company’s businesses.

The Nominating and Governance Committee will consider director candidates recommended by stockholders, provided the recommendations are timely and include certain specified information. To be timely, the recommendation must be received by the Company’s Secretary within the time period prescribed for stockholder proposals. (See “What is the deadline for submitting proposals for next year’s annual meeting or to nominate individuals to serve as directors?” on page 4.) The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

In 2015, the Nominating and Governance Committee recommended to the Board of Directors to increase the size of the Board to seven members and proposed two new candidates who were approved by the Board and approved by our stockholders at last year’s Annual Stockholder Meeting.  In 2015, the Nominating and Governance Committee also recommended to the Board of Directors that a new Operations Committee be created and to change the compensation of the Board to better align with comparable public companies to position the Company to be able to retain and recruit strong board members.

The Nominating and Governance Committee has the authority to retain and/or replace, as needed, such experts, advisors or consultants as it believes to be necessary or appropriate. In connection with the Nominating and Governance Committee’s review of the compensation of the Board’s nonemployee directors and committee members, in 2015, the Nominating and Governance Committee retained Frederic W. Cook & Co., Inc. (“FWC”), an independent compensation consulting firm, to assist in the review of the Company’s nonemployee director compensation. FWC reports directly to the Nominating and Governance Committee and except as described below under Compensation Committee, does not provide any other services, beyond compensation consulting, to the Company.

Compensation Committee

The current members of the Compensation Committee are Messrs. Bynoe (Chairman), Deconinck and Hall. The Board determined that all members of the Compensation Committee were nonemployee independent directors, within the meaning of Rule 16b-3 under the Exchange Act, and each are considered “outside directors” for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”).

The primary responsibilities of the Compensation Committee include reviewing and making recommendations to the Board with respect to awards and other contractual arrangements for the named executive officers and management’s proposals regarding the Company’s various compensation programs, and administering the Company’s long-term or equity-based incentive plans. The Compensation Committee conducts an annual performance review of the Chief Executive Officer, approves compensation to senior executives, and approves all stock awards. In addition, the committee also periodically evaluates and, at least annually, recommends to the Board the compensation of executive officers.

The Compensation Committee has the authority to retain and/or replace, as needed, any compensation and benefits consultants, independent counsel or other outside experts, advisors or consultants as the committee believes to be necessary or appropriate. In addition, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee, to the extent consistent with the Company’s certificate of incorporation, bylaws and other rules and regulations.

In 2015, the Compensation Committee retained FWC to assist in the review of the Company’s executive compensation. FWC reports directly to the Compensation Committee and, except as described above under “Nominating and Governance Committee,” does not provide any other services, beyond compensation consulting, to the Company. In 2015, the Compensation Committee considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to FWC’s work and FWC has confirmed its independence to the Compensation Committee in writing. Based on this review and FWC’s confirmation, we are not aware of any conflict of interest of FWC.

Operations and Six Sigma/Lean Committee

The current members of the Operations Committee are Messrs. Deconinck (Chairman), Bouchard, Hall and Lamb.

The primary responsibilities of the Operations Committee include assisting the Board in (i) reviewing and providing strategic advice and counsel to the Company regarding its business operations, (ii) providing guidance and support to the Company in setting Six Sigma/Lean Management goals and reviewing the progress of operational efficiencies derived from the continuous improvement process and (iii) presenting to the Board an independent assessment of the Company’s efforts in optimizing its business operations.

Code of Conduct

We maintain a Code of Conduct for all employees, which also complies with the definition of a “code of ethics” set forth in Section 406(c) of the Sarbanes-Oxley Act of 2002, as required by NASDAQ’s corporate governance requirements. The Code of Conduct is posted on our corporate website at www.realindustryinc.com. A copy may also be obtained without charge upon request by writing to the following address: Corporate Secretary, Real Industry, Inc., 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Conduct by posting the required information on our website, at the Internet address and location specified above.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of a compensation committee for any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.

Board of Directors Leadership Structure

Our Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Our Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interests of the Company and our stockholders at any given time. Currently, the Chairman of the Board also serves as the Chief Executive Officer of the Company, and the Board believes this is the best structure to fit the Company’s present needs.

Philip G. Tinkler is the lead independent director, but all of the independent directors of the Company are actively involved in decision-making by the Board. The Board has determined that the current structure is appropriate for the Company and enhances the Company’s ability to execute its business and strategic plans, while maintaining strong independence over Board decisions and oversight through the involvement and participation of the independent directors.

Board of Directors Risk Oversight

The understanding, identification and management of risk are essential elements for the successful management of our Company. The entire Board is responsible for oversight of the Company’s risk management processes. The Board delegates many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for monitoring business risk practices and legal and ethical programs. In this way, the Audit Committee helps the Board fulfill its risk oversight responsibilities relating to the Company’s financial statements, financial reporting process and regulatory requirements. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairman of the Audit Committee. The Board receives periodic assessments from the Company’s ongoing enterprise risk management process that are designed to identify potential events that may affect the achievement of the Company’s objectives. In addition, our Board and its standing committees periodically request supplemental information or reports as they deem appropriate.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of our stockholders; however, directors are encouraged to attend all such meetings. All of our then-current directors attended our 2015 annual meeting of stockholders.

Director Compensation

The following table sets forth information regarding total compensation paid to each director in respect of service on the Board in 2015, excluding Mr. Bouchard, whose service on the Board was always concurrent with service as an executive officer during 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Peter C.B. Bynoe	$45,833	$75,004	$120,837
Patrick Deconinck	33,333	44,798	78,131
William Hall	25,000	44,798	69,798
Patrick E. Lamb	67,917	75,004	142,921
Raj Maheshwari	37,500	75,004	112,504
Philip G. Tinkler	37,500	75,004	112,504

(1)

The dollar amounts shown represent the aggregate grant date fair value of restricted common stock awards granted, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation  (“ASC 718”). For additional information about equity grants, see Note 16—Share-based Payments in the notes to consolidated financial statements included in Part IV, Item 15 of our Annual Report.

(2)

As of December 31, 2015, the independent directors held the following number of shares of restricted common stock, all of which were issued in 2015 and vested on January 1, 2016: Mr. Bynoe — 10,490; Mr. Deconinck — 4,125; Mr. Hall — 4,125; Mr. Lamb — 10,490; Mr. Maheshwari — 10,490; and Mr. Tinkler — 10,490.

Through July 2015, each independent member of the Board received annual compensation of $100,000, comprised of $25,000 in cash, payable in advance in quarterly installments, and $75,000 in shares of restricted common stock, issued annually in advance on the first business day of each calendar year. The per share value of the restricted common stock is determined on the basis of the closing price on the grant date or the immediately preceding business day if the grant date is not a day on which the NASDAQ Stock Market is open. The restricted common stock vests on the first day of the year following the grant, but will vest immediately in the event of a change in control, death or disability of a director, or in the event a member is not re-elected to the Board or is not nominated for election to the Board by the Company after indicating a willingness to serve. In addition, independent members of the Board were entitled to annual supplements (payable in advance in quarterly installments) as follows: Chairman of the Board — $25,000; and Audit Committee Chair — $20,000.

In August 2015, annual compensation paid to independent directors was increased to $140,000, comprised of $55,000 in cash, payable in advance in quarterly installments, and $85,000 in shares of restricted common stock, issued annually in advance on the first business day of each year. The increase was made to better align the compensation of the Board with comparable public companies to position the Company to be able to retain and recruit strong board members.  The per share value of the restricted common stock is determined on the basis of the closing price on the grant date or the immediately preceding business day if the grant date is not a day on which the NASDAQ Stock Market is open. The restricted common stock vests on the first day of the year following the grant, but will vest immediately in the event of a change in control, death or disability of a director, or in the event a member is not re-elected to the Board or is not nominated for election to the Board by the Company after indicating a willingness to serve. In addition, independent members of the Board are entitled to annual supplements (payable in advance in quarterly installments) as follows: Chairman of the Board — no change from prior; Audit Committee Chair — $45,000; Compensation Committee Chair — $20,000; Operations Committee Chair — $20,000; Nominating and Governance Committee Chair — $20,000. No additional amounts were paid for attending meetings of the Board or any committee of the Board.  From time to time, the Board approves additional fees for independent directors for significant additional work on behalf of the Board or its committees. The change in the cash component of Board compensation and the annual supplements was effective immediately while the change in the stock component of Board compensation became effective on January 1, 2016. Concurrently with the changes in cash and stock components of Board compensation, the independent directors may choose to receive the cash portion of their compensation in the form of restricted common stock. The election to receive restricted common stock in lieu of cash must be made during an open trading window.

EXECUTIVE OFFICERS, COMPENSATION AND OTHER INFORMATION

Executive Officers

Set forth below is information concerning the executive officers of Real Industry as of December 31, 2015. All executive officers of Real Industry serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers.

Craig T. Bouchard (Age 62): Mr. Bouchard has served as the Chairman of the Board and Chief Executive Officer of Real Industry since June 2013. For the rest of Mr. Bouchard’s biographical information, please refer to “Background Information on Director Nominees” on page 5 above.

Kyle Ross (Age 39): Mr. Ross has served as the Executive Vice President and Assistant Secretary of Real Industry since June 2010, as the Chief Financial Officer of Real Industry since March 2011, and as Secretary of Real Industry since May 2015. Mr. Ross was part of the management team that sponsored Fremont General Corporation’s (“Fremont”) reorganization process and emergence from bankruptcy. Prior to participating in the Fremont bankruptcy, Mr. Ross was a co-founder of Signature Capital Partners, LLC, a special situations investment firm formed in 2004. Mr. Ross was directly involved in all of Signature Capital’s investment activity, including playing active roles in structuring, underwriting, overseeing portfolio companies, and managing the exit of transactions. Mr. Ross previously spent over four years with the investment banking firm Murphy Noell Capital where he was directly involved in more than 20 transactions, including both healthy and distressed mergers and acquisitions, capital raises, and debt restructurings. He was also responsible for managing the firm’s analyst and associate staff. Mr. Ross holds a Bachelor of Science degree and a Bachelor of Arts degree from the Haas School of Business and the College of Letters and Science, respectively, at the University of California, Berkeley.

John Miller (Age 58): Mr. Miller has served as Executive Vice President of Operations of the Company since March 2015. Prior to joining the Company, Mr. Miller was engaged as a private consultant with Valley Innovation Consulting LLC, since April 2014, providing business management, business process, and innovation strategy and execution consulting. His last assignment was providing consulting services to the Company in preparation for the integration of Real Alloy into the Company. In early 2014, Mr. Miller served briefly as the Chief Technology Officer and Senior Vice President of the Brady Corporation.  From 1985 to 2013, Mr. Miller held a variety of positions at 3M Company (“3M”) primarily in 3M’s operating business units where he was involved in the management of technology, product development, and commercialization.  He most recently served as the global laboratory head (Technical Director) of the Industrial Adhesives & Tapes Division (“IATD”), where he was responsible for driving growth by leveraging 3M’s technology capabilities in the development and commercialization of new products; driving growth through technical sales and technical service support; expanding IATD’s global technical footprint; and fostering local country innovation.  In addition, he was responsible for the formation of strategic technology-oriented business partnerships with customers and suppliers and for building a world-class technical and technical management team, including the development of future 3M technical leaders globally. Mr. Miller holds a Bachelor of Chemical Engineering degree and a Bachelor of Science degree in Chemistry from the University of Minnesota. In addition he holds a doctorate in Chemical Engineering from the University of Wisconsin-Madison.

Terrance Hogan (Age 60): Mr. Hogan has served as the President of Real Alloy Holding, Inc. since February 2015 assuming the position as part of the Real Alloy acquisition. Prior to the Real Alloy acquisition, Mr. Hogan served as Senior Vice President and General Manager of Aleris’ Recycling and Specification Alloys Americas business since April 2008. From 2006 to 2008, Mr. Hogan served as Vice President and General Manager of Recycling North America for Aleris and before that, as Vice President and General Manager of Europe and Brazil Recycling. Mr. Hogan joined Aleris in 2005 as a part of its acquisition of Alumitech where he had served as President for 10 years until its acquisition by Aleris. Mr. Hogan holds a Bachelor of Science Degree in Accounting from Alfred University in Alfred, New York, and is the past Chairman of the Aluminum Association’s Casting and Recycling Division.

STOCK PERFORMANCE GRAPH

The following Stock Price Performance Graph includes comparisons required by the Commission. The graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Real Industry filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends of Real Industry common stock) measured against the five-year cumulative total return of the Russell 2000 Index™ and the S&P 600 Materials Index™ from December 31, 2010 through December 31, 2015. The stock price performance shown in this graph is not necessarily indicative of, and not intended to suggest future stock price performance.

Comparison of Five-Year Total Returns Among

Real Industry, Inc., the Russell 2000 Index and

the S&P 600 Materials Index

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This CD&A is designed to provide our stockholders with an understanding of our compensation program and to discuss the compensation earned by our named executive officers for 2015. Our Compensation Committee (the “Committee”) oversees our executive compensation program. The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and granting equity awards under our existing stock incentive plans. Our 2015 executive compensation program:

•	Aligns the interests of our executive officers with those of our stockholders through long-term stock-based awards and cash payouts linked to Company performance;
•

Reflects the transformative nature of the Company in 2015 with compensation arrangements tied directly to our success in integrating and improving the operations of the Real Alloy global recycling and specification alloys business (the “Real Alloy Business”) acquired from Aleris Corporation on February 27, 2015; and

•

Transitions our compensation arrangements to reflect the Company’s new business strategy and to bring target pay opportunities for our executive officers closer to our peer group’s 25th percentile, reflecting our current relative size within our new peer group, as we continue to develop and implement our growth plans.

2015 Key Business Highlights and Compensation Actions

Compensation for 2015 was primarily driven by our success in the following:

•

Consummating the acquisition of the Real Alloy Business for $525 million (the “Real Alloy Acquisition”) to position us as the largest independent recycler of aluminum in North America and Europe and integrating the Real Alloy Business into the Company through an innovative Six Sigma-driven transition plan;

•	Selling our legacy circuit breaker business, North American Breaker Co. (“NABCO”) to provide a portion of the purchase price for the Real Alloy Acquisition;
•

Transforming us from an industrial supply company focusing on replacement circuit breakers with annual revenues of approximately $42 million into a global recycling and specification alloys company with revenues in excess of $1.1 billion in 2015; and

•	Uplisting our common stock to the NASDAQ Stock Market and being included in the Russell 2000 Index.

Our executive compensation plans in 2015 were driven by these transformative changes to our business, our success in integrating and operating the newly acquired Real Alloy Business and our strong operating results in a challenging operating enviromnment. We expect that the core elements of our executive compensation program will continue to provide economic incentives to enhance the operating performance of our Real Alloy Business and any future operating businesses, to support our ongoing acquisition strategy and to encourage the creation of stockholder value. The Committee will continue to make improvements in our executive compensation programs in response to executive compensation trends and regulatory developments.

For a reconciliation of Adjusted EBITDA to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2015.

Named Executive Officers

For 2015, our named executive officers were:

•	Craig T. Bouchard, Chairman, and Chief Executive Officer;
•	Kyle Ross, Executive Vice President and Chief Financial Officer;
•	John Miller, Executive Vice President, Operations;
•	Terrance Hogan, President, Real Alloy; and
•	W. Christopher Manderson, former Executive Vice President, General Counsel, and Corporate Secretary (through May 27, 2015).

Our Philosophy on Executive Compensation

Our compensation for 2015 reflected the transformational nature of our business as we completed the Real Alloy Acquisition, took actions to integrate and operate the Real Alloy Business within the Company and continued to position the Company to use our significant net operating loss tax carryforwards (“NOLs”). Base and incentive compensation plans are designed to be consistent with these goals. We have designed a new compensation program beginning in 2016 to enable the Company and its subsidiaries to provide competitive compensation packages that attract, retain and motivate talented executives and managers not only to identify and acquire additional businesses but also to operate the Real Alloy Business and any new businesses subsequently acquired while aligning management’s and stockholders’ interests in the enhancement of Company performance and stockholder value. These new compensation arrangements are intended to move compensation to more competitive levels against our peer group companies, many of which are larger and more established, while recognizing the transitional nature of these changes. Accordingly, in this transitional period, we have targeted the 25th percentile of our peer group for comparative compensation purposes, reflecting our current relative size within our new peer group, as we continue to develop and implement our growth plans.

Our compensation programs are structured to provide a balance of cash and equity compensation to incentivize long-term stockholder value creation. The Committee has, and will retain, discretion to make adjustments necessary to balance the overall performance of the Company and the individual performance of our executive officers to create a “pay for performance” philosophy.

Our incentive plans are designed to provide the Committee with the flexibility to reward outstanding performance significantly above the targeted range in the case of outstanding performance. Conversely, when performance is below expectations, our plans are designed to deliver compensation that is below the targeted range and to allow the Committee the discretion to reduce or eliminate certain compensation elements.

Due to the relatively short tenure of our named executive officers, we do not currently consider the size of previous equity-based grants and current equity holdings in current compensation decisions. In the future, the Committee will begin to review tally sheets showing cumulative wealth associated with prior awards as it considers future grants when making long-term incentive awards and overall compensation decisions. The Committee applies its compensation philosophy and policies consistently in determining the compensation of each of our senior executives, while being mindful of individual differences such as experience, level of responsibility, potential contributions to future growth opportunities and individual performance, as well as the practical implications of arms-length negotiations at the time each executive officer is hired or promoted.  Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their respective areas and levels of responsibility for the Company’s performance.

Consideration of Say-on-Pay Results

At the Company’s annual meeting of stockholders held in May 2015, approximately 90% of the votes cast on the advisory vote to approve the compensation of our named executive officers were voted in favor of the proposal. The Committee believes that this stockholder vote affirms our stockholders’ support for the Company’s approach to executive compensation and, therefore, we have not implemented any changes to our executive compensation program as a direct result of the advisory vote.

Our Process for Executive Compensation

The Committee oversees our executive compensation program. Each Committee member is an independent nonemployee director and qualifies as an “outside director” under section 162(m) of the Tax Code. The Committee develops and recommends to the Board the overall compensation package for our Chief Executive Officer and, with the additional inputs from our Chief Executive Officer, for each of our other executive officers. Our Chief Executive Officer does not participate in determining his compensation. Objective criteria are used, and the Committee retains final discretion in determining the compensation of our executive officers.

In implementing and administering the Company’s compensation philosophy, the Committee, in consultation with its independent executive compensation consultants, regularly:

•	Reviews market data to assess the competitiveness of the Company’s compensation policies;
•	Evaluates the Company’s compensation policies compared to those of our peer group and in the context of broader industry surveys;
•	Reviews the Company’s performance against the Company’s plans and budgets and considers the degree of attainment of performance goals and objectives; and
•	Reviews the individual performance of each executive officer.

The Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations, reviewing final recommendations and reviewing advice of independent executive compensation and legal advisors before acting. The Committee also holds special meetings as necessary in order to perform its duties.

Role of the Chief Executive Officer

In its determination of the Company’s compensation objectives, philosophy, programs and decisions, the Committee receives advice and recommendations from our Chief Executive Officer (other than with respect to his own compensation). The Committee’s charter provides that our Chief Executive Officer may attend meetings at which the compensation of other named executive officers is under review and consideration. In this capacity, the Chief Executive Officer:

•	Works with the Committee regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;
•	Reviews and determines the corporate and individual goals and objectives for the other named executive officers relevant to their compensation;
•	Provides the Committee with an evaluation of the performance of the other named executive officers in light of their respective achievement of corporate and individual goals and objectives; and
•	Recommends to the Committee the compensation levels of the other named executive officers.

The Committee considers the recommendations of our Chief Executive Officer, together with the inputs from its independent compensation consultant, in making independent determinations regarding executive compensation.

Our Chief Executive Officer attends all Committee meetings, other than those portions that are held in executive session, but he is not present during voting or deliberations on matters involving his compensation in accordance with the Committee’s charter.

Role of Compensation Committee Consultants

The Committee has authority under its charter to retain its own advisers, including compensation consultants. To assist in its review and oversight of our executive compensation program, in 2015, the Committee engaged FWC as its independent compensation consultant. The Committee consults with FWC regularly throughout the year and FWC attended most Committee meetings in 2015 upon the Committee’s request. FWC advised the Committee in connection with reviewing and assessing (i) the pay for performance, stockholder alignment and executive retention goals of the Committee, (ii) the design and implementation of the Company’s executive compensation program, including with respect to compensation philosophy, objectives, benchmarking market pay levels and developing annual and long-term plan designs, (iii) analyzing annual share usage and fair value transfer in connection with last year’s proposal to increase the number of shares authorized under the Amended and Restated Real Industry, Inc. 2015 Equity Award Plan (the “Plan”), and (iv) reviewing the levels and forms of director compensation, a service provided to the Nominating and Governance Committee. In compliance with SEC rules, the Committee has assessed the independence of FWC and concluded that no conflict of interest exists that would prevent FWC from independently representing the Committee. FWC does not currently provide any services to the Company other than the services provided directly to the Committee and the Nominating and Governance Committee, as previously disclosed. Billing by FWC is provided directly to, and approved for payment by, the Committee.

Benchmarking Executive Compensation

Our philosophy emphasizes “pay for performance” in determining executive compensation, while being mindful of individual differences such as tenure and performance, as well as the practical implications of pay, on occasion, being the product of an arms-length negotiation at the time an executive officer is hired or promoted. On behalf of the Committee, FWC conducted a competitive review of our executive compensation program in 2015. As a result of (i) the transformative nature of the sale of the legacy NABCO business and the consummation of the Real Alloy Acquisition in 2015, (ii) the critical importance of integrating and operating the Real Alloy Business within our Company through an innovative Six Sigma-driven transition plan to drive efficiencies, and (iii) the material increases in revenues, assets and Adjusted EBITDA following the acquisition of the Real Alloy Business, which constituted substantially all of our revenues, assets and Adjusted EBITDA for 2015, the Committee, in conjunction with FWC, developed and utilized the following peer group composed of metals and mining companies with revenues between $750 million and $3.75 billion:

A. M. Castle	Kaiser Aluminum	Schnitzer Steel Industries
Carpenter Technology	Materion	SunCoke Energy
Century Aluminum	Noranda Aluminum	Thompson Creek Metals
Global Brass and Copper	Olympic Steel	Timken Steel
Globe Specialty Metals	Ryerson Holding	Worthington Industries

This is a new peer group used for the first time by the Company, and it was developed to reflect the transformation resulting from the Company’s acquisition of the Real Alloy Business, which constituted substantially all of our revenues, assets and Adjusted EBITDA in 2015. While the Committee plans to continue to utilize its peer group data to benchmark total direct compensation against comparable companies, due to our holding company structure and strategy, with the objective to acquire other profitable businesses to leverage the benefits available from our tax assets, the Committee will review the applicability of adding (and deleting) other similarly-situated publicly-traded companies that have comparable size and business characteristics with the Company.

Overview of Compensation Elements

The three elements of our executive compensation are:

•

Base salary: Fixed element of total compensation, which the Committee determines by our pay for performance philosophy, the position (skills, duties, responsibilities, etc.), market pay levels and trends, prior salary and individual performance in prior periods;

•

Annual non-equity incentive awards: Variable compensation payable in cash (or at the discretion of the Committee, shares of restricted stock) following the fiscal year the pay is earned based upon the Committee’s determination of performance; and

•	Long-term incentive awards: Variable compensation payable in time-vested and/or performance-based shares of restricted stock and/or stock options.

Compensation Program Details

In determining the compensation of our named executive officers in 2015, the Committee considered not only our operating and financial performance as a whole, but also management’s success in the following accomplishments:

•

Consummation of the Real Alloy Acquisition, integrating the Real Alloy Business into the Company on an efficient and timely basis and successfully operating the Real Alloy Business in a challenging commodities market of declining aluminum prices;

•

Implementing a financial structure, including a lending facility, a backstopped stapled pro rata rights offering to existing stockholders and a preferred equity issuance to the seller of the Real Alloy Business, along with the sale of NABCO, to finance the Real Alloy Acquisition;

•

Transforming the Company from an industrial supply company focusing on replacement circuit breakers with annual revenues of approximately $42 million into a global recycling and specification alloys company with revenues in excess of $1.1 billion in 2015; and

•	Uplisting our common stock to the NASDAQ Stock Market and being included in the Russell 2000 Index.

Base Salary

Base salary provides a level of cash compensation in an amount commensurate with the role and responsibilities of each executive officer, as well as experience, performance and contributions. The Committee reviews the salaries of our named executive officers annually (in the fourth quarter or early in the following year). The amount of any increase is based on the named executive officer’s performance, the level of his or her responsibilities and the external competitiveness of his or her base salary and overall total compensation. In addition, the Committee reviews the salaries of our named executive officers in connection with a promotion or other change in responsibility.

The Committee’s review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions.

In 2015, the Committee increased Mr. Bouchard’s annual base salary from $300,000 to $500,000 effective as of the closing of the Real Alloy Acquisition on February 27, 2015 in recognition of Mr. Bouchard’s efforts in transforming the Company through the successful acquisition of the Real Alloy Business.  Mr. Ross’ 2015 annual base salary was increased from $275,000 to $305,000 effective as of February 27, 2015 and the annual base salary for Mr. Miller was set at $275,000 upon his commencement of employment. Mr. Hogan’s base salary was set at an annual rate of $367,500 upon his commencement of employment following the Real Alloy Acquisition.

Annual Non-Equity Incentive Awards

Our annual non-equity incentive awards are intended to provide annual cash awards to our executive officers for achieving the Company’s annual financial and operational objectives. The annual non-equity incentive award program is a variable performance-based compensation component designed to reward the achievement of annual financial goals. The annual cash incentive award for 2015 under the annual non-equity incentive award program was determined by two financial performance measures: (1) the Company’s actual Adjusted EBITDA compared to financial performance targets set by the Board for Adjusted EBITDA (weighted 80%) and (2) productivity and Six Sigma efficiency improvements measured through operational cost savings and other margin enhancements (weighted 20%) (the “Financial Performance Measures”). For Messrs. Bouchard, Ross, and Miller, Adjusted EBITDA was measured at the consolidated level, while for Mr. Hogan, Adjusted EBITDA was measured at the Real Alloy business unit level for purposes of determining earned cash incentive awards for 2015.

Target annual non-equity incentive compensation opportunities for 2015 for our named executive officers were based upon the following respective percentages of base salary:  Mr. Bouchard 80%; Mr. Ross 70%; Mr. Miller 70%; and Mr. Hogan 65%. The Committee set these target annual incentive opportunities as part of its total compensation program to provide the Company’s named executive officers total compensation with incentive compensation arrangements to drive strong operational performance and to create long term stockholder value.

Financial Performance Measures

In February 2016, the Committee approved annual non-equity incentive awards for 2015 based upon achieved financial results for 2015, measured with a percentage that was calculated from the difference between the “target” and actual level achieved in accordance with the following table:

Financial Performance Level	Financial Performance (% of Target Goal)	Payout (% of Target Cash Incentive)
Less Than Threshold	Less Than or Equal to 70%	0%
Target	100%	100%
Greater Than or Equal To the Maximum	Greater Than or Equal To 130%	200%

Actual results were interpolated within each category to calculate specific cash incentive award percentages. Payouts are capped at 200% of target levels for all named executive officers.

The Committee has discretion to make adjustments to the annual non-equity incentive awards paid for any given year. Reasons for these adjustments could include, but are not limited to, the effects of unanticipated events, such as accounting changes, project restructurings, timing of working capital, non-cash balance sheet adjustments, unbudgeted transaction expenses, unexpected litigation and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals.

In 2015, the Committee included the benefit of a gain recognized by Cosmedicine pursuant to the sale of intellectual property in determining consolidated Adjusted EBITDA in 2015. The Committee also utilized a fixed exchange rate in the calculation of Real Alloy’s Adjusted EBITDA for Mr. Hogan’s annual non-equity incentive award for 2015.

The following table summarizes the performance targets for the Financial Performance Measures of consolidated and Real Alloy Adjusted EBITDA and productivity and Six Sigma efficiency improvements, the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for 2015:

	Adjusted EBITDA			Productivity and Six Sigma Efficiency Improvements
(In millions)	Target	Actual, As Adjusted	Variances (% of Target)	Target	Actual, As Adjusted	Variances (% of Target)
2015 – Consolidated	$62.2	$59.4	95.6%	$13.4	$15.0	111.9%
2015 – Real Alloy	83.0	82.3	99.2%	N/A	N/A	N/A

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Committee sets financial performance target levels for the annual non-equity incentive cash awards assuming that:

•	We operate our businesses consistent with high standards of efficiency, production, safety and environmental performance;
•	We control the costs of conducting our business and operations;
•

External market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including aluminum consumption, prices and premiums, energy prices, scrap spreads and commodity prices; and

•

We do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There is substantial uncertainty with respect to achieving the target level at the time that the Financial Performance Measures are set and communicated. In 2015, consolidated Adjusted EBITDA (including ten months of Real Alloy operations) was $59.4 million as compared to a target of $62.2 million, resulting in performance at 95.6% of target; Real Alloy Adjusted EBITDA (including unaudited estimates of results for the two months prior to consummation of the Real Alloy Acquisition) was $82.3 million (calculated using a fixed exchange rate as in effect at the time the targets were established) as compared to a target of $83.0 million, resulting in performance at 99.2% of target. Productivity and Six Sigma efficiency improvements resulted in cost savings and margin enhancements of $15.0 million compared to a target of $13.4 million, resulting in performance at 111.9% of target. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, competition in our sector, and the accuracy of our macroeconomic predictions, including trends in aluminum consumption. As a result, it will be challenging for our named executive officers to receive incentive cash awards at or near the “target” level.

In addition, the Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout. Other than the incorporation of the net impact to the Company of the Cosmedicine matter noted above in the determination of the consolidated Adjusted EBITDA and the use of a fixed exchange rate to determine Real Alloy’s performance, the Committee did not exercise such authority and discretion in 2015 with respect to awards to named executive officers based upon the Financial Performance Measures.

Based upon the foregoing, the annual cash incentive awards to the named executive officers relating to 2015 performance were as follows:

Named Executive Officer	Adjusted EBITDA (Weighted 80%)	Productivity and Six Sigma Efficiency Improvements Goal (Weighted 20%)	Total
Craig T. Bouchard, Chief Executive Officer	$272,568	$111,912	$384,480
Kyle Ross, Chief Financial Officer	145,483	59,733	205,216
John Miller, Executive Vice President, Operations	131,173	53,858	185,031
Terrance Hogan, President, Real Alloy	198,960	49,740	248,700

In addition, upon consummation of the Real Alloy Acquisition in February 2015, Messrs. Bouchard, Ross and Manderson received additional cash incentive awards in the respective amounts of $112,500, $43,750, and $12,500.

Long-Term Incentive Awards

Our Long-Term Incentive Plan (the “LTIP”) is designed to align executive compensation with the interests of the Company’s stockholders by linking a significant portion of executive compensation to share price performance over a multi-year period.

In 2015, the Committee granted two types of LTIP awards:

•	Restricted stock awards, vesting pro-rata over a period of three years, and
•	Performance shares granted to Mr. Bouchard, to create incentives for achieving specified total shareholder return (“TSR”) hurdles over a three-year performance period.

Restricted Stock.  As reported in last year’s proxy statement, in early 2015, the Committee granted restricted stock awards to Mr. Bouchard and Mr. Ross as a component of their discretionary bonus for performance in 2014.  Consistent with the Committee’s goals of “paying for performance” and aligning the interests of management and the Company’s stockholders, the grant of a second equity award associated with the acquisition of the Real Alloy Business was made upon consummation of Real Alloy Acquisition on February 27, 2015. Mr. Bouchard and Mr. Ross both received additional equity incentive awards in the form of restricted stock valued in the amounts of $337,500 and $131,250, respectively, with the number of shares of restricted stock issued determined by the closing price of the Company’s stock on the grant date. The restricted stock will vest on a pro-rata basis over a period of three years following issuance conditioned upon continued employment on each anniversary date, with accelerated vesting under certain circumstances. The Committee believes that awarding long-term incentive awards in the form of time-vested equity compensation encourages retention and aligns the interests of our named executive officers with the interests of our stockholders in creating incentives for long-term value creation.

Pursuant to their respective employment agreements, Mr. Hogan and Mr. Miller each received a grant of restricted shares of common stock of the Company in the share amount equal to $150,000 with the number of shares of restricted stock issued determined by the closing price of the Company’s stock on the grant date, which shares shall vest on a pro-rata basis over a period of three years following issuance, conditioned upon continued employment, with accelerated vesting under certain circumstances.

Performance Shares.  The Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders. Due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, Mr. Bouchard’s compensation was materially higher than the other named executive officers.

In recognition of his efforts in successfully leading the Company and consummating the acquisition of the Real Alloy Business, and in doing so transforming the Company from $42 million in gross revenues to $1.1 billion in gross revenues in 2015, and in order to better align the long-term interest of Mr. Bouchard with the stockholders by creating substantial economic incentives to Mr. Bouchard and reward performance in the form of stockholder returns through the long-term improvement in the trading price of the Company’s common stock, in connection with the adoption of the Plan, on May 28, 2015, the Committee granted to Mr. Bouchard a special equity award in the form of 260,000 performance shares with vesting based solely on the Company’s TSR performance over a three-year performance period. The three-year performance period runs from January 1, 2015 through December 31, 2017 (the “Performance

Period”). For purposes of determining the number of performance shares earned, TSR is calculated by percentage change in the fair market value of a share of our common stock (including assumed reinvestment of dividends), with the fair market value of a share at the beginning and end of the Performance Period being determined by the average closing price over the prior 60 trading days as of each date.  Based on the Company’s TSR over the Performance Period, the special equity awards will vest according to the following performance goals:

(i)	150,000 shares if the Company’s three-year annualized TSR (CAGR) is at least 10%;
(ii)	an additional 100,000 shares if the Company’s three-year annualized TSR (CAGR) is at least 15%; and
(iii)	an additional 10,000 shares if the Company’s three-year annualized TSR (CAGR) is at least 40%.

2016 Equity Compensation Awards

In order to maintain the alignment of the interests of management and its stockholders, beginning with awards issued in 2016, the Committee approved a new form of TSR performance award for restricted stock units convertible into shares of the Company’s common stock, with performance measured by the Company’s compound, annualized TSR relative to the TSR of the Russell 2000 Index over a three-year performance period (the “TSR Awards”).

Issuance and payment of the award in the form of shares of the Company’s common stock will be conditioned and dependent upon the employee’s continued employment during the applicable performance period. The number of shares, if any, earned for the applicable performance period shall be determined by multiplying the “TSR Payout Factor” by the number of restricted stock units granted to the employee in the award agreement (the “TSR Target Share Amount”). The “TSR Payout Factor” is based on the Company’s compound, annualized TSR for the performance period relative to the compound, annualized TSR for the Russell 2000 Index. Initial grants of TSR Awards under the Plan in 2016 have a TSR Payout Factor based on the following table:

If the Company’s Compound Annualized TSR Compared to the Russell 2000 Index is:	TSR Payout Factor (% of TSR Target Share Amount)
More than 8 percentage points below the Russell 2000 Index TSR	0%
8 percentage points below the Russell 2000 Index TSR	50%
Equal to the Russell 2000 Index TSR	100%
8 or more percentage points above the Russell 2000 Index TSR	150%

The TSR Payout Factor may be adjusted from time to time by the Committee with respect to subsequent grants of TSR Awards under the Plan.

For purposes of the TSR Awards, TSR is equal to the cumulative percentage change in stock price from the beginning to the end of the performance period, plus the assumed reinvestment of all regular and extraordinary dividends over the performance period, expressed on a compound, annualized basis. The stock price at the beginning of the performance period will be the average closing stock price over the 30 trading days immediately preceding the start of the performance period, and the stock price at the end of the performance period will be the average closing stock price over the trading days in the last 30 days of the performance period.

If the Company’s annualized return (including assumed reinvestment of dividends and distributions) for the performance period is equal to or between any of the ranges of annualized returns set forth in the table of the award agreement, then the calculation of the TSR Payout Factor shall be linearly interpolated between the respective TSR annualized returns and TSR Payout Factors in such table.

In order to establish a proper balance between retention and performance, commencing in 2016, 50% of the annual equity awards granted to the named executive officers will be in the form of time-based restricted stock awards and 50% in the form of TSR Awards.

Retirement Benefits

In 2012, the Company implemented a 401(k) savings plan (the “Savings Plan”) under which all full-time employees, including the named executive officers, are eligible to participate. Employee contributions are limited to the maximum amount allowed by the Tax Code. In 2015, the Company amended its match under the Savings Plan to align with the program at Real Alloy.  The Company, and all adopting employers under the Savings Plan, including Real Alloy, match 100% of each employee contribution to the Savings Plan for the first 3% of compensation saved and 50% of each employee contribution for the next 2% of compensation saved, up to a maximum match of 4% of each employee’s annual total compensation. Maximum matching contributions in 2015 were limited to $10,600.

Perquisites

The Company offers only limited perquisites to its named executive officers consisting of health club reimbursements limited to $2,400 per year, supplemental insurance, financial planning and annual physical examination reimbursements.

Determining Benefit Levels

The Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs.

Compensation Policies

Stock ownership guidelines

It is our Board’s belief that it is important for all of our officers, including officers of our subsidiaries, to acquire and maintain a substantial equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards.  Until officers achieve the required stock ownership level, they are required to retain 50% of the net-after-tax shares received from the vesting or exercise of equity compensation. The current guidelines for officers are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5x
Executive Vice President	3x
Senior Vice President	1x

Insider Derivative and Short-Sale Trading Restrictions

In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, the Company’s insider trading policy prohibits our officers, directors and all other employees from engaging in transactions in which they may profit from short-term speculative swings in the value of the Company's securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “put” and “call” options, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock. In addition, this policy is designed to ensure compliance with all insider trading rules relating to the Company's securities.

While we do not prohibit either hedging or monetization transactions involving our securities or holding or pledging our securities in margin accounts, we do require that such officer, director or employee first obtain the consent of our compliance officer prior to entering into any such transaction.

Return and/or Forfeiture of Performance-Based Payments or Awards

As required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, our Board will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee, cause the cancellation of restricted stock awards and outstanding stock options, and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that: (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; (ii) our Board or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.

Timing of Equity Awards

Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and Board meetings. The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees. The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.

Income Tax Consequences

Section 162(m) of the Tax Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to certain executive officers; however, compensation above $1 million is deductible if such compensation is “performance-based” and meets other criteria as specified under section 162(m) of the Tax Code.

The Committee agrees with the premise of pay for performance and it has considered the impact of section 162(m) on the design of our compensation program. However, the nature of our business, not the least of which is the impact of metal prices on our results, limits the ability to pre-determine meaningful goals without substantial subsequent discretionary adjustments. The Committee believes that such discretion is necessary and would not be available as a compensation management tool if incentive payments were to be

“performance-based” as defined and required under section 162(m). Accordingly, it is not the Committee’s goal for all compensation to be deductible by us under section 162(m).

The Committee will continue to consider and weigh the potential loss of expense deductions against its need for discretion in designing programs for the named executive officers. The Committee does not expect the loss of any such deductions to have a significant impact on the Company.

Compensation Risk Assessment

The Committee reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our named executive officers to confirm that our incentive compensation does not encourage unnecessary or excessive risks. The Committee also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation. Following the transformative Real Alloy Acquisition, we intend to review our compensation programs with regard to the discretion, balance and focus of compensation on the long-term growth and success of the Company. Accordingly, our intention is to develop a structure in which management can achieve the highest amount of compensation through consistent superior performance over extended periods of time. This will incentivize management to manage the Company for the long-term and to avoid excessive risk-taking in the short-term. With limited exceptions, the Committee retains discretion to modify or eliminate any incentive awards if the Committee determines such actions are warranted.  Based on its assessment of our compensation policies and practices, the Committee has determined that it is not reasonably likely that the Company’s compensation and benefit plans would have a material adverse effect on the Company.

Employment Arrangements with Named Executive Officers

Agreements

The Company entered into a term employment agreement on June 4, 2013 with Craig T. Bouchard (the “Bouchard Agreement”) to become our Chief Executive Officer, reflecting the Committee’s belief that the best interests of the Company and its stockholders would be served by securing a long-term employment relationship with its Chief Executive Officer at the time of his hire. Following the expiration of the extended term of the employment agreement entered into by the Company with its Executive Vice President and Chief Financial Officer, Kyle Ross, on July 31, 2014, the Company replaced his agreement on August 1, 2014 with an evergreen employment agreement providing for a continuing at-will employment relationship (the “Ross Agreement”). In connection with the Real Alloy Acquisition, the Company, through its subsidiary, Real Alloy, entered into a term employment agreement with the President of Real Alloy, Terrance Hogan on March 12, 2015 (the “Hogan Agreement”). The Company has also entered into an at-will employment agreement with its Executive Vice President of Operations, John Miller on March 31, 2015 (the “Miller Agreement”).

Our policy is to provide certain severance and change in control protections to our named executive officers based on competitive practice in the industry. As incorporated into the Bouchard Agreement, the Ross Agreement, the Miller Agreement and the Hogan Agreement (collectively, the “Employment Agreements”), we believe that providing our executives with specified benefits in the event of termination of employment under certain circumstances (such as by the Company without cause or in connection with a change in control of the Company) helps us to retain executive officers and maintain leadership stability. These arrangements have been intended to attract and retain qualified executive officers that could have other job alternatives that may appear to them to be less risky absent these arrangements.

Other than certain severance benefits negotiated on an arms’ length basis with Mr. Bouchard as an inducement to his employment by the Company, severance benefits under the Employment Agreements and equity award agreements provide that benefits following a change in control event are only provided on a “double trigger” basis, meaning that payment of the benefit is not awarded unless, as set forth in the applicable agreement, the executive's employment is terminated by the Company without cause or by the executive upon certain enumerated changes in his or her employment terms within an agreed period following the transaction. We believe the double trigger vesting structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction.  We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive management and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn these payments.

Bouchard Employment Arrangement

The Bouchard Agreement provides for an initial two year term subject to automatic renewal unless terminated within thirty (30) days prior to the renewal period. The Bouchard Agreement automatically renewed on June 4, 2015 pursuant to its terms. Mr. Bouchard was initially entitled to an annual base salary of $225,000, which was increased in March 2014 to $300,000, effective as of January 1, 2014, and increased again to $500,000, effective as of February 27, 2015. The Bouchard Agreement entitles Mr. Bouchard to participate in all employee benefit plans, programs or arrangements, generally made available to the Company’s senior executives, including, but not limited to, annual discretionary bonus programs, medical, dental and vision plans.

In the event of Mr. Bouchard’s termination of employment (i) by reason of death or disability, (ii) by the Company at any time for “cause” (as defined below), or (iii) by Mr. Bouchard without a “change in control” event (as defined below), the Bouchard Agreement provides that Mr. Bouchard will receive from the Company: (a) any earned but unpaid base salary through the date of termination; (b) reimbursement of any unreimbursed expenses properly incurred and paid through the date of termination; (c) payment of any accrued but unused vacation time in accordance with Company policy; and (d) such vested accrued benefits, and other benefits and/or payments, if any, as to which Mr. Bouchard (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the date of termination other than any severance payment plan (collectively, the “Amount and Benefits”). For the purposes of the Bouchard Agreement, “cause” is defined, subject to certain rights to cure, to include the following:

•	the executive’s willful failure to attempt in good faith to substantially perform the duties of his employment other than due to disability;
•

the executive’s willfully engaging in fraud or other financial dishonesty, including theft or misappropriation of funds or property of the Company, insider trading or any unauthorized attempt to secure personal profit related to the business or from any business opportunities of the Company;

•	the executive’s material breach or violation of the Bouchard Agreement, the Company’s Code of Conduct or other written policies of the Company;
•	the executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude or dishonesty; or
•

the executive’s other willful misconduct, gross negligence or knowing violations of securities laws that has or may have a materially adverse impact on the Company, as determined in good faith by the Board.

Severance is payable in the event that Mr. Bouchard is terminated for reasons other than cause. See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance payments and payments following a change in control.  In the event of Mr. Bouchard’s  termination of employment (i) by the Company without cause (other than a termination by reason of death or disability) or (ii) by Mr. Bouchard within the 90-day period following the occurrence of a change in control event, then the Company will pay or provide Mr. Bouchard the Amounts and Benefits and, subject to Mr. Bouchard executing and not revoking a waiver and general release in a form acceptable to the Company, an amount equal to one year’s base salary in effect as of the date of termination, paid in equal installments over a period of one year from the date of termination in accordance with the usual payroll practices of the Company. In addition, in the event that Mr. Bouchard properly elects to continue health benefit coverage under COBRA, he shall only be responsible to pay the active employee rate for such coverage (the “subsidized rate”) for so long as he remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty. If Mr. Bouchard’s employment is terminated in connection with or following the occurrence of a change in control event, the aforementioned severance payments will be subject to reduction to the extent that such payments would otherwise trigger an excise tax pursuant to section 280G of the Tax Code to the maximum amount payable without triggering such excise tax.

The equity award agreements entered into in at the time of his hire as an inducement to Mr. Bouchard’s employment in connection with and contemporaneous with the Bouchard Agreement provide that unvested shares of restricted stock and stock options will be accelerated and vest in full upon a change in control. In contrast, Mr. Bouchard’s Performance Share Award agreement ties vesting upon a change in control to achievement of applicable performance hurdles as of such date and convert those awards to time based vesting restricted stock units, subject to a “double trigger” acceleration. For purposes of such agreements by and between Mr. Bouchard and the Company, a “change in control” is deemed to occur upon a majority of members of the Board being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the acceleration of rights following a change in control.

The Bouchard Agreement also contains provisions requiring Mr. Bouchard not to solicit the Company’s employees or its customers or clients for a period of one year following his termination.

Ross Employment Agreement

Mr. Ross entered into an employment agreement dated August 2, 2011, which was amended as of June 4, 2013, and expired on July 31, 2014. Upon the expiration of such employment agreement, Mr. Ross and the Company entered into the Ross Agreement, which provided for the continuation of employment on an at-will basis on the terms of the initial employment agreement, reviewed annually, and provided set compensation for Mr. Ross upon separation with the Company but eliminated a set term for the duration of the Ross Agreement. The Ross Agreement provides Mr. Ross with an annual base salary of $275,000, with such increases as may be determined by the Board from time to time in its sole discretion. As discussed above, Mr. Ross’ annual base salary was increased to $305,000 effective as of February 27, 2015. Pursuant to his initial employment agreement and subject to the terms of the Company’s former incentive plan (the “Former Plan” and along with the Plan, the “Equity Plans”) and the respective award agreements, Mr. Ross was granted awards of restricted stock and options to acquire common stock. Under the Ross Agreement, Mr. Ross is eligible to participate in all employee benefit plans, programs or arrangements, generally made available to the Company’s senior executives, including, but not limited to, annual discretionary bonus programs, and medical, dental and vision plans.

Under the Ross Agreement, in the event of Mr. Ross’ termination of employment (i) by the Company at any time for “cause” (as defined below), or (ii) by Mr. Ross for other than “good reason” (as defined below), Mr. Ross’ evergreen employment agreement will terminate and he will receive the Amounts and Benefits from the Company. For the purposes of the Ross Agreement, “cause” is defined to include the following:

•	the executive’s willful and continued failure or refusal to attempt in good faith to perform the duties of his or her employment in a reasonably satisfactory manner;
•	the executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude or dishonesty;
•

the executive’s willfully engaging in misconduct in the performance of his duties, including theft, fraud, embezzlement, securities law violations or violations of the Company’s Code of Conduct or other applicable policies, that is injurious to the Company; or

•

the executive’s willfully engaging in misconduct not in the performance of his duties, including theft, fraud, embezzlement, securities law violations or violations of the Company’s Code of Conduct or other applicable policies, that is injurious to the Company or is determined in good faith to be potentially materially injurious to the Company by the Board of Directors.

For purposes of the Ross Agreement, “good reason” is defined to include the following:

•	a material reduction of the executive’s base salary;
•	a material demotion in position and job duties;
•	a relocation by more than fifty driving miles from the Company’s current location (unless closer to the executive’s primary residence); or
•	a material breach of the Ross Agreement and failure to cure such breach within thirty days.

Pursuant to the Ross Agreement entered into in 2014, severance is payable in the event that Mr. Ross is terminated for reasons other than cause. See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance payments and payments following a “change in control” (as defined below). In the event of Mr. Ross’ termination of employment (i) by the Company without cause, (ii) by Mr. Ross for good reason, (iii) by reason of death or disability, or (iv) by the Company within the 90-day period following the occurrence of a change in control event and without cause, then the Company will pay or provide Mr. Ross the Amounts and Benefits and, subject to Mr. Ross executing and not revoking a waiver and general release, an amount equal to one year’s base salary at the rate in effect as of the date of termination, paid in equal installments over a period of one year from the date of termination in accordance with the usual payroll practices of the Company.  For purposes of the Ross Agreement, a “change in control” event is defined as:

•

any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

•

the consummation of a merger or consolidation of the Company with any other corporation that results in a change in ownership of more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or approval by the stockholders of the Company of an agreement to sell or dispose of all or substantially all of the assets of the Company; or

•

a change in the composition of the Board, as a result of which fewer than a majority of the directors are directors who either (A) are directors of the Company as of the date of the Ross Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the continuing directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

In addition, in the event that Mr. Ross properly elects to continue health benefit coverage under COBRA, he shall only be responsible to pay the subsidized rate for so long as he remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty. If Mr. Ross’ employment is terminated in connection with or following the occurrence of a change in control event, the aforementioned severance payments will be subject to reduction to the extent that such payments would otherwise trigger an excise tax pursuant to section 280G of the Tax Code to the maximum amount payable without triggering such excise tax. See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the acceleration of rights following a change in control.

Miller Employment Agreement

Mr. Miller entered into an evergreen employment agreement dated March 31, 2015, which provides for Mr. Miller’s employment on an at-will basis. The Miller Agreement provides Mr. Miller with an annual base salary of $275,000, which will be reviewed for increase at least annually. Additionally, Mr. Miller is eligible to receive an annual target cash incentive bonus, initially targeted at 70% of his annual base salary, based upon the achievement of certain Company and individual performance milestones and objectives, which for 2015 were based 80% on the Company’s EBITDA performance against target and 20% based upon Mr. Miller’s individual performance against individual goals set by the Company. The Miller Agreement also provided Mr. Miller with a grant of restricted stock equal to $150,000 in value and vesting in equal annual installments over a period of three years subject to Mr. Miller’s continued employment. Under the Miller Agreement, Mr. Miller is also eligible to participate in all employee benefit plans, programs or arrangements, generally made available to the Company’s senior executives, including, but not limited to, annual discretionary bonus programs, and medical, dental and vision plans.

Under the Miller Agreement, Mr. Miller is entitled to acceleration of vesting of equity awards and severance payments equal to one year’s annual base salary at the rate in effect as of the date of termination, paid in equal installments over a period of one year from the date of termination in accordance with the usual payroll practices of the Company, subject to Mr. Miller executing and not revoking a waiver and general release, in the event of Mr. Miller’s termination of employment due to his (i) involuntary termination by the Company without “cause” (as defined below), (ii) voluntary termination for “good reason” (as defined below); (iii) termination due to death or disability, or (iv) involuntary termination following a “change in control” (as defined below). For the purposes of the Miller Agreement, “cause” is defined to include the following:

•	willful and continued failure to attempt in good faith to substantially perform his obligations to the Company, and the failure to cure such breach within 30 days of notice;
•	conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude or dishonesty;
•

willfully engaging in misconduct in the performance of his duties, including theft, fraud, embezzlement, securities law violations or violations of the Company’s Code of Conduct or other applicable policies, that is injurious to the Company, monetarily or otherwise; or

•

willfully engaging in misconduct not in the performance of his duties, including theft, fraud, embezzlement or securities law violations, that is materially injurious to the Company or is determined in good faith to be potentially materially injurious to the Company, monetarily or otherwise, by the Board of Directors.

For purposes of the Miller Agreement, “good reason” is defined to include the following:

•	a reduction of the executive’s base salary;
•	a demotion in position or a material reduction in job duties and responsibilities; or
•	a material breach of the Miller Agreement and failure to cure such breach within 30 days of notice.

For purposes of the Miller Agreement, a “change in control” event is defined as:

•

any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

•

the consummation of a merger or consolidation of the Company with any other corporation that results in a change in ownership of more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or approval by the stockholders of the Company of an agreement to sell or dispose of all or substantially all of the assets of the Company; or

•

a change in the composition of the Board, as a result of which fewer than a majority of the directors are directors who either (A) are directors of the Company as of the date of the Miller Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the continuing directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

If Mr. Miller’s employment is terminated in connection with or following the occurrence of a change in control event, certain awards of restricted stock will be accelerated and severance payments will be subject to reduction to the extent that such payments would otherwise trigger an excise tax pursuant to section 280G of the Tax Code to the maximum amount payable without triggering such excise tax.  See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance payments and payments following a change in control.

In addition, in the event that Mr. Miller properly elects to continue health benefit coverage under COBRA, he shall only be responsible to pay the subsidized rate for so long as he remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty.

Mr. Miller’s evergreen employment agreement also contains restrictive covenants requiring Mr. Miller not to solicit the Company’s employees or its customers, clients and suppliers or disparage the Company for a period of one year following his termination of employment.

Hogan Employment Agreement

Mr. Hogan entered into a term employment agreement with the Company’s Real Alloy subsidiary dated March 12, 2015, which provides for an initial term through and including December 31, 2016 (the “Initial Term”). At the end of the Initial Term, the Hogan Agreement shall automatically renew for additional consecutive one-year terms unless Real Alloy gives notice at least 30 days in advance of any term. A termination of Mr. Hogan’s employment following a notice of non-renewal by Real Alloy shall be treated as a termination of employment without “cause” (as defined below) under the Hogan Agreement. The Hogan Agreement provides Mr. Hogan with an annual base salary of $367,500, which will be reviewed for increase at least annually. Additionally, Mr. Hogan is eligible to receive an annual target cash incentive bonus, initially targeted at 65% of his annual base salary, based upon the achievement of certain Real Alloy and individual performance milestones and objectives, which for 2015 were based 80% on the Real Alloy’s Adjusted EBITDA performance against target and 20% based upon Mr. Hogan’s individual performance against individual goals set by the Company. The Hogan Agreement also provided Mr. Hogan with a grant of restricted stock equal to $150,000 in value and vesting in equal annual installments over a period of three years subject to Mr. Hogan’s continued employment. Under the Hogan Agreement, Mr.

Hogan is also eligible to participate in all employee benefit plans, programs or arrangements, generally made available to Real Alloy’s senior executives, including, but not limited to, annual discretionary bonus programs, and medical, dental and vision plans.

Mr. Hogan is entitled to severance payments equal to one year’s annual base salary at the rate in effect as of the date of termination, paid in equal installments over a period of one year from the date of termination in accordance with the usual payroll practices of the Company, subject to Mr. Hogan executing and not revoking a waiver and general release, in the event of Mr. Hogan’s termination of employment due to his (i) involuntary termination by the Company without “cause” (as defined below) or (ii) voluntary termination for “good reason” (as defined below):

For the purposes of the Hogan Agreement, “cause” is defined to include the following:

•	willful and continued failure to attempt in good faith to substantially perform his obligations to the Company, and the failure to cure such breach within 30 days of notice;
•	conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude or dishonesty;
•

willfully engaging in misconduct in the performance of his duties, including theft, fraud, embezzlement, securities law violations or violations of the Company’s Code of Conduct or other applicable policies, that is injurious to the Company, monetarily or otherwise; or

•

willfully engaging in misconduct not in the performance of his duties, including theft, fraud, embezzlement or securities law violations, that is materially injurious to the Company or is determined in good faith to be potentially materially injurious to the Company by the Board of Directors.

For purposes of the Hogan Agreement, “good reason” is defined to include the following:

•	a material reduction of the executive’s base salary and failure to cure within 30 days of notice;
•	a material demotion in position and job duties and failure to cure within 30 days of notice;
•	a relocation of executive, executive’s principal place of employment or principal place of service to a location greater than fifty miles from Beachwood, Ohio during the Initial Term; or
•	a material breach of the Hogan Agreement and failure to cure such breach within 30 days of notice.

For purposes of the Hogan Agreement, a “change in control” event is defined as:

•

any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

•

the consummation of a merger or consolidation of Real Alloy with any other unaffiliated corporation that results in a change in ownership of more than 50% of the total voting power represented by the voting securities of the Company or approval by the stockholders of the Company of an agreement to sell or dispose of all or substantially all of the assets of the Company; or

•

a change in the composition of the Board, as a result of which fewer than a majority of the directors are directors who either (A) are directors of the Company as of the date of the Hogan Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the continuing directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

If Mr. Hogan’s employment is terminated in connection with or following the occurrence of a change in control event, certain awards of restricted stock will be accelerated and severance payments will be subject to reduction to the extent that such payments would otherwise trigger an excise tax pursuant to section 280G of the Tax Code to the maximum amount payable without triggering such excise tax.  See also “Employment Arrangements and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance payments and payments following a change in control.

In addition, in the event that Mr. Hogan properly elects to continue health benefit coverage under COBRA, he shall only be responsible to pay the subsidized rate for so long as he remains eligible to receive COBRA continuation coverage and for so long as the subsidized rate is permissible by law and/or would not result in a penalty.

Mr. Hogan’s employment agreement also contains restrictive covenants requiring Mr. Hogan not to compete with Real Alloy or to solicit the Company’s employees or Real Alloy’s employees, customers, clients and suppliers for a period of one year following his termination.

Manderson Release and Waiver Agreement

On May 27, 2015, W. Christopher Manderson, the Company’s former Executive Vice President, General Counsel and Secretary, tendered his resignation from the Company pursuant to a Release and Waiver Agreement (the “Release”). The Company accepted such resignation by countersigning the Release. Mr. Manderson received a lump sum severance payment pursuant to the Release and the Evergreen Employment Agreement dated August 1, 2014 in effect at the time of Mr. Manderson’s resignation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A set forth in this proxy statement with the Company management and based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in the Company’s 2015 Annual Report on Form 10-K and Company’s 2016 Proxy Statement.

Respectfully Submitted,

The Compensation Committee

Peter C.B. Bynoe (Chair)
Patrick Deconinck

William K. Hall

The table below presents information regarding the compensation earned during the years ended December 31, 2015, 2014 and 2013 by (i) Mr. Bouchard, who has served as our Chief Executive Officer since June 2013; (ii) Mr. Ross, who has served as our Executive Vice President and Chief Financial Officer since March 2011; (iii) Mr. John Miller, who has served as our Executive Vice President, Operations since March 2015; (iv) Mr. Terrance Hogan, who has served as Real Alloy’s President since February 2015; and (v) Mr. W. Christopher Manderson, who served as our Executive Vice President and General Counsel until his resignation on May 27, 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary	Cash Bonus	Restricted Common Stock Awards(1)	Common Stock Option Awards(1)	Performance Share Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Craig T. Bouchard(2)	2015	$466,667	$112,500	$337,503	$—	$1,957,104	$384,480	$10,600	$3,268,854
Chairman of the Board	2014	300,000	175,000	175,001	—	—	—	10,400	660,401
and Chief Executive Officer	2013	125,336	100,000	292,500	549,714	—	—	4,500	1,072,050
Kyle Ross(3)	2015	300,000	43,750	131,255	—	—	205,216	18,142	698,363
Executive Vice President	2014	275,000	137,500	137,504	—	—	—	12,544	562,548
and Chief Financial Officer	2013	275,000	75,000	75,000	—	—	—	13,482	438,482
John Miller(4)	2015	204,311	—	150,000	—	—	185,031	68,172	607,514
Executive Vice President
Terrance Hogan(5)	2015	306,250	—	150,000	—	—	252,422	33,540	742,212
President, Real Alloy
W. Christopher Manderson(6)	2015	105,608	12,500	37,504	—	—	—	286,026	441,638
Executive Vice President	2014	270,000	25,000	25,000	—	—	—	30,860	350,860
and General Counsel	2013	270,000	75,000	75,000	—	—	—	11,850	431,850

(1)

The value of restricted common stock awards and common stock option awards granted represents the aggregate grant date fair value as computed pursuant to ASC 718. For additional information about equity grants, see Note 16—Share-based Payments in the notes to consolidated financial statements included in Part IV, Item 15 of our Annual Report.

(2)

Mr. Bouchard was appointed Chairman of the Board and Chief Executive Officer on June 4, 2013. In connection with his appointment, Mr. Bouchard entered into the Bouchard Agreement, a restricted common stock agreement and a nonqualified common stock option agreement. Pursuant to these agreements, on June 5, 2013, Mr. Bouchard was granted (i) 25,000 shares of our restricted common stock with a grant date fair value of $6.70 per share, which vested in full on January 1, 2014, (ii) options to purchase 50,000 shares of our common stock with an above market value exercise price of $8.50 per share, which vested in full on December 5, 2013, and (iii) options to purchase 150,000 shares of our common stock with an above market value exercise price of $10.00 per share, 100,000 options of which vested in 2014 and 50,000 options that were forfeited on June 5, 2015. Pursuant to the Bouchard Agreement, Mr. Bouchard earned a $100,000 bonus in 2013, which prorated for the period of service was $57,808. Under the Company’s discretionary bonus program, an additional $42,192 bonus was awarded to Mr. Bouchard.

In 2014, Mr. Bouchard’s salary increased to $300,000, effectively January 1. Under the Company’s 2014 discretionary bonus program, Mr. Bouchard was awarded a $175,000 cash bonus and 26,677 shares of the Company’s restricted common stock with a grant date fair value of $175,001 (based on an estimated grant date fair value of $6.56 per share), which shares vest in equal annual installments over three years.

In 2015, Mr. Bouchard’s base salary increased to $500,000, effective on the closing of the Real Alloy Acquisition, and was awarded a $112,500 cash bonus and 48,146 shares of restricted common stock with a grant date fair value of $337,503, which shares vest in equal installments over three years. In June 2015, the Board awarded Mr. Bouchard 260,000 performance shares with an estimated grant date fair value of $1,957,149, which shares vest on December 31, 2017 and are subject to certain annual growth rate thresholds of our common stock over the performance period. Based on the Company’s incentive compensation program, Mr. Bouchard earned a $384,680 cash bonus in 2015.

All other compensation for Mr. Bouchard consists of employer matching 401(k) contributions totaling $10,600, $10,400 and $10,200 in 2015, 2014 and 2013, respectively.

(3)

Mr. Ross participated in the Company’s annual discretionary bonus program in 2013 and 2014. For 2013, Mr. Ross was awarded a $75,000 cash bonus and 7,500 shares of the Company’s restricted common stock with a grant date fair value of $75,000, which shares vest in equal annual installments over three years. For 2014, Mr. Ross was awarded a $137,500 cash bonus and 20,961 shares of the Company’s restricted common stock with a grant date fair value of $137,504 (based on an estimated grant date fair value of $6.56 per share), which shares vest in equal annual installments over three years.

In 2015, Mr. Ross’ base salary increased to $305,000, effective on the closing of the Real Alloy Acquisition, and was awarded a $43,750 cash bonus and 18,724 shares of restricted common stock with a grant date fair value of $131,255, which shares vest in equal installments over three years. Based on the Company’s incentive compensation program, Mr. Ross earned a $205,216 cash bonus in 2015.

All other compensation for Mr. Ross consists of employer matching 401(k) contributions totaling $10,600, $10,400 and $10,200 in 2015, 2014 and 2013, respectively, and executive health benefits totaling $7,542, $2,144 and $3,282 in 2015, 2014 and 2013, respectively.

(4)

Mr. Miller joined the Company on March 31, 2015 and entered into the Miller Agreement, under which Mr. Miller was awarded 24,430 shares of restricted common stock was a grant date fair value of $150,000, which shares vest in equal annual installments over three years. Based on the Company’s incentive compensation program for 2015, Mr. Miller was awarded a $185,031 cash bonus.

All other compensation for Mr. Miller consists of employer matching 401(k) contributions totaling $8,172, and $60,000 earned as an independent contractor prior to joining the Company as a full-time employee.

(5)

Mr. Hogan joined the Company upon the closing of the Real Alloy Acquisition and entered into the Hogan Agreement, under which Mr. Hogan was awarded 24,430 shares of restricted common stock with a grant date fair value of $150,000, which shares vest in equal annual installments over three years. Based on the Company’s incentive compensation program for 2015, Mr. Hogan was awarded a $252,422 cash bonus.

All other compensation for Mr. Hogan consists of employer matching 401(k) contributions totaling $9,745, financial planning services totaling $18,823, and group term life insurance and employer HSA contributions totaling $4,972.

(6)

Mr. Manderson participated in the Company’s annual discretionary bonus program in 2013 and 2014.  For 2013, Mr. Manderson was awarded a $75,000 cash bonus and 7,500 shares of the Company’s restricted common stock with a grant date fair value of $75,000, which shares vest in equal annual installments over three years. For 2014, Mr. Manderson was awarded a $25,000 cash bonus and 3,811 shares of the Company’s restricted common stock with a grant date fair value of $25,000 (based on an estimated grant date fair value of $6.56 per share), which shares vest in equal annual installments over three years.

In 2015, Mr. Manderson’s base salary increased to $274,000, effective on the closing of the Real Alloy Acquisition, and was awarded a $12,500 cash bonus and 5,350 shares of restricted common stock with a grant date fair value of $37,500, which shares were forfeited when Mr. Manderson tendered his resignation in 2015. As part of the Release, Mr. Manderson was paid severance of $274,000.

All other compensation for Mr. Manderson consists of severance totaling $274,000, employer matching 401(k) contributions totaling $8,542, $10,400 and $10,200 in 2015, 2014 and 2013, respectively, health club membership fees totaling $800, $2,800 and $1,650 in 2015, 2014 and 2013, respectively, and executive health benefits totaling$2,684 and $17,660 in 2015 and 2014, respectively.

Incentive Awards

The following table provides information about incentive awards made to our named executive officers in the year ended December 31, 2015, including equity awards and potential cash incentive awards:

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			Other stock and option awards		Exercise or base	Grant date fair value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of stock or units (#)	Securities underlying options (#)	price of option awards ($/Share)	of stock and option awards
Craig T. Bouchard		$—	$400,000	$800,000	—	—	—	—	—	$—	$—
Craig T. Bouchard	2/6/15	—	—	—	—	—	—	26,677	—	—	175,001
Craig T. Bouchard	2/27/15	—	—	—	—	—	—	48,146	—	—	337,503
Craig T. Bouchard	6/1/15	—	—	—	150,000	250,000	260,000	—	—	—	—
Kyle Ross		—	213,500	427,000	—	—	—	—	—	—	—
Kyle Ross	2/6/15	—	—	—	—	—	—	20,961	—	—	137,504
Kyle Ross	2/27/15	—	—	—	—	—	—	18,724	—		131,255
John Miller		—	192,500	385,000	—	—	—	—	—	—	—
John Miller	3/31/15	—	—	—	—	—	—	24,430	—	—	150,000
Terrance Hogan		—	238,875	477,750	—	—	—	—	—	—	—
Terrance Hogan	3/31/15	—	—	—	—	—	—	24,430	—	—	150,000
W. Christopher Manderson		—	—	—	—	—	—	—	—	—	—
W. Christopher Manderson	2/6/15	—	—	—	—	—	—	3,811	—	—	25,000
W. Christopher Manderson	2/27/15	—	—	—	—	—	—	5,350	—	—	37,504

Option Exercises and Stock Vested

The following table provides information about common stock options exercised and restricted common stock that vested during the year ended December 31, 2015:

	Common Stock Option Awards		Restricted Common Stock Awards
Executive Officer	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Craig T. Bouchard	—	$—	4,167	$28,294
Kyle Ross	—	—	2,500	16,975
W. Christopher Manderson	—	—	2,500	16,975

Outstanding Equity Awards

The following table shows the equity awards that have been previously awarded to each of the named executive officers and which remain outstanding as of December 31, 2015:

	Common Stock Option Awards			Restricted Stock Awards		Performance Share Awards
Named Executive	Number of Securities Underlying Exercisable Common Stock Options	Common Stock Option Exercise Price	Common Stock Option Expiration Date	Number of Shares of Restricted Common Stock That Have Not Vested	Market Value of Shares of Restricted Common Stock That Have Not Vested(1)	Number of Performance Shares That Have Not Vested	Market Value of Performance Shares That Have Not Vested(1)
Craig T. Bouchard (2)	150,000	$9.50	6/5/23	83,156	$667,743	260,000	$2,087,800
Kyle Ross (3)	162,000	5.72	8/8/21	44,685	358,821	—	—
John Miller (4)	—	—	N/A	24,430	196,173	—	—
Terrance Hogan (5)	—	—	N/A	24,430	196,173	—	—
W. Christopher Manderson	75,600	4.40	5/27/19	—	—	—	—

(1)

The market value of shares of restricted common stock that have not vested is calculated based on $8.03 per share, the closing price of our common stock on December 31, 2015, as reported by the NASDAQ Stock Market under the trading symbol “RELY.”

(2)

Mr. Bouchard has unvested restricted common stock under granted equity awards that each vest ratably over approximately three years from the date of grant. In the years ending December 31, 2016, 2017 and 2018, 29,109, 29,107 and 29,940 shares of common stock are scheduled to vest, respectively. Additionally, Mr. Bouchard has 260,000 unvested performance shares under an equity award that is eligible to vest on December 31, 2017, the end of the performance period.

(3)

Mr. Ross has unvested restricted common stock under granted equity awards that each vest ratably over three years from the date of grant. In the years ending December 31, 2016, 2017 and 2018, 15,729, 15,728 and 13,228 shares of common stock are scheduled to vest, respectively.

(4)

Mr. Miller has unvested restricted common stock under granted equity awards that each vest ratably over three years from the date of grant. In the years ending December 31, 2016, 2017 and 2018, 8,144, 8,143 and 8,143 shares of common stock are scheduled to vest, respectively.

(5)

Mr. Hogan has unvested restricted common stock under granted equity awards that each vest ratably over three years from the date of grant. In the years ending December 31, 2016, 2017 and 2018, 8,144, 8,143 and 8,143 shares of common stock are scheduled to vest, respectively.

Employment Arrangements and Potential Payments upon Termination or Change in Control

The Company provides severance and change in control arrangements in the employment agreements it has executed with its named executive officers, as discussed in the sections titled “Employment Arrangements with Named Executive Officers” and  “Employment Arrangements and Potential Payments upon Termination or Change in Control” in this Proxy Statement.

Below is a summary of the payments that the Company’s named executive officers would have received in the event of termination on December 31, 2015, other than for cause or upon, or within ninety days of, a change in control.

Involuntary Termination Other Than for Cause or Upon, or Within Ninety Days of, Change in Control

Named Executive Officer	Salary	Restricted Common Stock (1)	Performance Shares (2)	Total
Craig T. Bouchard	$500,000	$667,743	$668,562	$1,836,304
Kyle Ross	305,000	358,821	—	663,821
John Miller	275,000	196,173	—	471,173
Terrance Hogan	367,500	196,173	—	563,673

(1)

Under the Equity Plans, all of the Company’s named executive officers’ shares of unvested restricted common stock vest immediately upon a termination that occurs within ninety days of a change in control. The value of the potential payment related to restricted common stock is based on the $8.03 closing price of the Company’s common stock on December 31, 2015 and the number of shares of restricted common stock that would have vested.

(2)

Under the Equity Plans, all of the Company’s named executive officers’ shares of unvested performance shares vest immediately upon a termination that occurs within ninety days of a change in control. The value of the potential payment related to restricted common stock is based on the $8.03 closing price of the Company’s common stock on December 31, 2015 and the number of performance shares that would have vested.

Below is a summary of the payments that the Company’s named executive officers would have received in the event of termination on December 31, 2015, without a change in control:

Involuntary Termination Other Than for Cause, Without a Change in Control

Named Executive Officer	Salary	Restricted Common Stock (1)	Performance Shares (2)	Total
Craig T. Bouchard	$500,000	$667,743	$668,562	$1,836,304
Kyle Ross	305,000	—	—	305,000
John Miller	275,000	—	—	275,000
Terrance Hogan	367,500	—	—	367,500

(1)

All of Mr. Bouchard’s unvested shares of restricted common stock, awarded under the Equity Plans, vest immediately upon an involuntary termination other than for cause (but excluding any termination within ninety days of a change in control).  The value of the potential payment related to restricted common stock is based on the $8.03 closing price of the Company’s common stock on December 31, 2015 and the number of shares of restricted common stock that would have vested. Under the Equity Plans, Messrs. Ross, Miller and Hogan are not entitled to any acceleration or the vesting of any of their shares of restricted common stock in the event of a termination, which does not occur within ninety days of a change of control.

(2)

Under the Equity Plans, upon Mr. Bouchard’s termination, the performance shares vest on a pro rata basis for the number of days of service divided by the actual days of service in performance period based on the total stockholder return (compounded annual growth rate) schedule included in the award. Based upon the closing price of our common stock during 2015, 250,000 performance shares would be eligible for vesting. Based on one third of the performance period being completed as of December 31, 2015, 83,334 of Mr. Bouchard’s performance share would vest. The value of the potential payment related to performance shares is based on the $8.03 closing price of the Company’s common stock on December 31, 2015 and the number of performance shares that would have vested.

Under the terms of his employment agreement, upon his resignation on May 27, 2015, Mr. Manderson received a lump sum severance payment of $274,000 and forfeited 14,161 shared of unvested restricted common stock.

Payments Upon Death or Disability

Under the terms of Mr. Bouchard’s employment agreement, if Mr. Bouchard dies or becomes permanently disabled (as determined pursuant to the terms of the Company’s long-term disability plan then in effect) while he is employed, the employment relationship created pursuant to his employment agreement with the Company will immediately terminate and no further compensation for service will become payable to Mr. Bouchard. On the occurrence of such an event, the Company will only be required to pay to Mr. Bouchard or his estate, as applicable, his Amounts and Benefits, as discussed in the section titled “Employment Arrangements with Named Executive Officers.”

Under the terms of each of their respective Evergreen Agreements, if Messrs. Ross, Miller or Hogan die or become permanently disabled (as determined pursuant to the terms of the Company’s long-term disability plan then in effect) while they are employed, the employment relationship created pursuant to each of their respective Evergreen Agreements will immediately terminate and an amount equal to one year of their then current base salary will become payable to such named executive officer or their estate, as applicable. On the occurrence of such an event, the Company will also be required to pay to Messrs. Ross, Miller or Hogan, or their estate, as applicable, their respective Amounts and Benefits, as discussed in the section titled “Employment Arrangements with Named Executive Officers.”

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth certain information regarding beneficial ownership of our common stock as of April 15, 2016 by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding common stock. To our knowledge, except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property and similar laws.

Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by that person that were exercisable as of April 15, 2016, or will become exercisable within 60 days after April 15, 2016, are deemed outstanding, but such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class(2)
Executive Officers and Directors:
Craig T. Bouchard(3)	474,890	1.6%
Kyle Ross(4)	498,011	1.7%
John Miller(5)	46,686	*
Terrance Hogan(5)	46,686	*
Peter C.B. Bynoe(6)	55,374	*
Patrick Deconinck(6)	29,711	*
William Hall(6)	19,711	*
Patrick E. Lamb(6)	85,622	*
Raj Maheshwari(6)	157,201	*
Philip G. Tinkler(6)	77,059	*
All current executive officers and directors as a group (ten persons)	1,490,951	5.0%
Holders of More Than 5% of Outstanding Shares:
Hotchkis & Wiley(7)	5,146,836	17.6%
Zell Credit Opportunities Master Fund, L.P.; Chai Trust Company, LLC(8)	1,862,208	6.4%

  * Less than 1.0%

(1)	The address of each of the directors and executive officers is 15301 Ventura Boulevard, Suite 400, Sherman Oaks, California 91403.
(2)

Based on 29,253,422 shares of common stock outstanding as of April 15, 2016, as adjusted on an individual or group basis for any options, warrants, or other rights held by such person(s) that were exercisable as of April 15, 2016 or will become exercisable within sixty days after April 15, 2016.

(3)

Includes (i) 178,219 shares held through Bouchard 10S, LLC, and (ii) options to acquire 150,000 shares of common stock granted pursuant to Mr. Bouchard’s employment agreement. Also includes 142,504 shares of unvested restricted common stock, scheduled to vest 48,890, 44,723 and 19,782 in the first quarter of 2017, 2018 and 2019, respectively. All of the restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested.

(4)

Includes (i) options to acquire 162,000 shares of common stock granted pursuant to Mr. Ross’ initial employment agreement; (ii) 233,750 shares underlying warrants held beneficially through the Ross Family Trust; and (iii) 65,086 shares of unvested restricted common stock, scheduled to vest 22,529, 20,028 and 6,800 in the first quarter of 2017, 2018 and 2019, respectively. All of the restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested.

(5)

Includes 46,686 shares of unvested restricted common stock, scheduled to vest 15,562, 15,562 and 7,418 in the first quarter of 2017, 2018 and 2019, respectively. All of the restricted common stock is entitled to cash dividends and voting rights even though such shares are not vested.

(6)	Includes 10,586 shares of unvested restricted common stock, scheduled to vest on January 1, 2017, which are entitled to cash dividends and voting rights even though such shares are not vested.
(7)

Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2016, Hotchkis and Wiley Capital Management, LLC (“HWCM”) reported that, as of December 31, 2015, it had sole dispositive power with respect to 5,146,836 shares, and, as of December 31, 2015, it had sole voting power with regard to 4,254,817 of such shares, with certain of its clients having retained voting power over the shares that they beneficially own. The business address of HWCM is 725 S. Figueroa Street 39th Floor, Los Angeles, CA 90017.

(8)

Pursuant to a Schedule 13D filed with the SEC on February 27, 2015, Zell Credit Opportunities Master Fund, L.P., a Delaware limited partnership (“Master Fund”), and Chai Trust Company, LLC, an Illinois limited liability company (“Chai Trust”), reported that, as of February 27, 2015, they had shared dispositive and voting power with respect to the shares. Master Fund is a limited partnership, the general partner of which is Chai Trust. Philip G. Tinkler, one of our directors, is the Chief Financial Officer of Chai Trust. The business address of Master Fund and Chai Trust is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firms

The Company’s independent auditors for the fiscal years ended December 31, 2015 and 2014 were E&Y and Squar Milner, respectively, both of which are independent registered public accounting firms. The following table presents the aggregate fees billed to us for such years by E&Y and Squar Milner for the indicated services:

	Year Ended December 31,
	2015	2014
Ernst & Young LLP:
Audit fees	$2,861,100	$—
Audit-related fees	682,100	—
Tax fees	592,700	—
All other fees	—	—
Total Ernst & Young LLP	4,135,900	—
Squar Milner LLP:
Audit fees	—	473,200
Audit-related fees	—	265,200
Tax fees	—	—
All other fees	—	—
Total Squar Milner LLP	—	738,400
Total	$4,135,900	$738,400

Audit Fees. Audit fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and other regulatory filings, stand-alone audits of the annual financial statements of Real Alloy, including statutory audits of certain foreign subsidiaries (for 2015), and the audit of our internal control over financial reporting (for 2015 and 2014).

Audit-Related Fees. Audit-related fees consist of fees for professional services, including assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, but are not reported under “Audit Fees.” For 2015, audit-related fees included services provided in connection with due diligence, accounting consultations and audits performed in connection with proposed and completed business combinations. For 2014, audit-related fees included services provided in connection with prospectus supplements for registration statements filed related to our primary equity offering completed on December 19, 2014.

Tax Fees. Tax fees consist of fees for tax compliance, tax analysis, tax advice and tax planning services, including the preparation of federal, state and international tax returns, and for tax consultations, including tax planning and federal, state and international tax advice. E&Y performed compliance services for Real Industry for the years ended December 31, 2015 and 2014.

All Other Fees. All other fees are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policies and Procedures

The prior approval of the Audit Committee was obtained for all services provided by E&Y and Squar Milner for 2015. Such pre-approval was given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor, on an individual basis or pursuant to policies and procedures established by the Audit Committee in accordance with Section 2-01 of Regulation S-X of the Commission.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the public reporting process. E&Y, the Company’s independent registered public accounting firm for 2015, was responsible for expressing an opinion on the conformity of the Company’s consolidated financial statements with generally accepted accounting principles and on the operating effectiveness of our internal control over financial reporting.

In this context, the committee has reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2015. The committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as well as other relevant standards. E&Y has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the committee has discussed with E&Y that firm’s independence. The Audit Committee has concluded that E&Y’s provision of audit and non-audit services to the Company and its affiliates is compatible with E&Y’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board approved) that the audited consolidated financial statements for the year ended December 31, 2015 be included in the Annual Report for filing with the Commission. This report is provided by the following directors, who comprised the Audit Committee as of the date of the review and recommendation referred to above.

Respectfully Submitted,

The Audit Committee

Patrick E. Lamb (Chair)

Peter C.B. Bynoe

Raj Maheshwari

Philip G. Tinkler

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2015, in connection with the extension of a backstop commitment associated with our rights offering completed in February 2015, we paid Zell Credit Opportunities Master Fund, L.P. $325,000. Zell Credit Opportunities Master Fund, L.P. holds more than 5% of our common stock. Other than this transaction, there were no transactions where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeds $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family or any of the foregoing persons had or will have a direct or indirect material interest.

In accordance with its charter, the Audit Committee reviews and approves all related party transactions, as defined under Item 404 (a) of Regulation S-K. The transaction described above was approved by the full Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company on Forms 3, 4 and 5 with the SEC. Reporting Persons are required, by SEC regulations, to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and we are required to report any failure to file by such dates by a Reporting Person. Based solely on our review of reports received by us or written representations from the Reporting Persons, we believe that all of the Reporting Persons complied timely with all applicable Section 16(a) filing requirements.

OTHER MATTERS

Other Matters Brought Before the Annual Meeting

The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, we are not aware of any matters to be presented, other than those described in this proxy statement. However if any business matters other than those referred to in this proxy statement should properly come before the Annual Meeting, the persons named in the proxy will, to the extent permitted by applicable rules of the Commission, use their discretion to determine how to vote your shares.

Proxy Solicitation

The cost of soliciting proxies on behalf of the Board of Directors will be borne by Real Industry. These costs include the expense of preparing, assembling, printing and mailing the Notice, this proxy statement and any other material used in the Board’s solicitation of proxies to stockholders of record and beneficial owners, and reimbursements paid to banks, brokerage firms, custodians and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions.

We have retained Morrow as our proxy solicitor in conjunction with the Annual Meeting for an estimated fee of $7,500, plus reimbursement of out-of-pocket expenses. Morrow expects that approximately 3 of its employees will assist in the solicitation; however, Morrow has indicated that if a contest is initiated, up to 40 of their employees may assist in the solicitation.

In addition to solicitations by Morrow and solicitations of proxies by mail, solicitations may be made personally, by telephone, fax, or other electronic means by our directors and officers and regular employees, who will not be additionally compensated for any such services. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION OF PROXIES

Under applicable SEC rules and regulations, the members of the Board of Directors and certain executive officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting.

By order of the Board of Directors,

/s/ Kyle Ross

Kyle Ross

Corporate Secretary

PROXY CARD

SIGNATURE GROUP HOLDINGS,   INC. 15301   VENTURA BLVD SUITE 400 SHERMAN OAKS, CA 91403 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234  ANYWHERE STREET ANY CITY, ON  A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the

VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.REAL INDUSTRY, INC.15301 Ventura Blvd ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSSuite 400 If you would like to reduce the costs incurred by our company in mailing proxySherman Oaks, CA 91403 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet1Investor Address Line 1    and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years.Investor Address Line 3 1 1 OFInvestor Address Line 4 VOTE BY PHONE - 1-800-690-6903Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample           P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions.ANY CITY, ON  A1A 1A1VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.CONTROL # → NAMETHE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345PAGE 1    OF           2xTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of theThe Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2   0  0  01.  Election of Directors    Nominees 000000000001  Craig T. Bouchard 02  Peter C.B. Bynoe 03  Patrick Deconinck 04  William Hall 05  Patrick E. Lamb06  Raj Maheshwari 07  Philip G. TinklerThe Board of Directors recommends you vote FOR proposals 2. and 3.: For Against Abstain2.  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the   0  0  0     fiscal year ending December 31, 2016.3.  To approve, by advisory vote, the compensation of our named executive officers.   0  0  0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof.0000288584 SHARES25 Investor Address Line 11 .Investor Address Line 20 .. R1 Investor Address Line 3 Investor Address Line 4      Investor Address Line 51 Please sign exactly as your name(s) appear(s) hereon. When signing as_ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON  A1A 1A1 partnership name, by authorized officer.CUSIP # JOB # SEQUENCE #Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.comREAL INDUSTRY, INC.Annual Meeting of StockholdersMay 19, 2016 10:00 AMThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Kyle Ross and Jeff Crusinberry, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REAL INDUSTRY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 19, 2016, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.0000288584_2     R1.0.1.25Continued and to be signed on reverse side